   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997


                                                      REGISTRATION NO. 333-20007

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                       8049                         33-0604264
    (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)


                            ------------------------

                          3636 NOBEL DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               JAMES A. LEBOVITZ
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                          FPA MEDICAL MANAGEMENT, INC.
                          3636 NOBEL DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             JUSTIN P. KLEIN, ESQ.
                       BALLARD SPAHR ANDREWS & INGERSOLL
                         1735 MARKET STREET, 51ST FLOOR
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 665-8500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM   PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED          PER UNIT        OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
6 1/2% Convertible Debentures due
  2001...............................    $80,650,000             --           $80,650,000(1)     $24,439.39(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock ($.002 par value).......    3,107,900(3)            --                 --                 --
-----------------------------------------------------------------------------------------------------------------
Common Stock ($.002 par value).......    5,253,471(4)        $24.07(5)         $126,451,047        $38,318.50
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(i).

(2) The registration fee in the amount of $24,439.39 was previously paid in connection with the initial filing of this Registration Statement.


(3) Such number represents the number of shares of Common Stock initially issuable upon conversion of the Debentures registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Debentures by reason of adjustment of the conversion price under certain circumstances outlined in the Prospectus.


(4) Such number represents the number of shares of Common Stock being registered for resale by selling stockholders.


(5) Estimated solely for the purposes of calculation the registration fee pursuant to Rule 457(c).

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS       SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997
           , 1997



        $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001


     [LOGO]             8,361,371 SHARES OF COMMON STOCK


                          FPA MEDICAL MANAGEMENT, INC.

                            ------------------------


     This Prospectus relates to the offering by the selling security holders named herein (the "Selling Securityholders") of 6 1/2% Convertible Subordinated Debentures due 2001 of FPA Medical Management, Inc. (the "Company" or "FPA") in the aggregate principal amount of up to $80,650,000 (the "Debentures"). In addition, this Prospectus relates to the offering by the Selling Securityholders of up to 3,107,900 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.002 per share (the "Common Stock" and, together with the Debentures, the "Securities"), issued or issuable upon conversion of the Debentures. This Prospectus also relates to the offering by certain selling stockholders named herein (the "Selling Stockholders") of up to 5,253,471 shares of the Company's common stock, par value $.002 per share (the "Individual Shares").


     The Debentures were issued and sold in December 1996 and January 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the initial purchasers who sold the Debentures (the "Initial Purchasers") to be (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), (ii) institutional accredited investors or (iii) non-U.S. persons in offshore transactions in reliance upon Regulation S under the Securities Act.

     The Debentures are convertible into shares of Common Stock at the option of the holder at any time after February 16, 1997, the 60th day following the date of original issuance of the Debentures and at or before maturity, unless previously redeemed, at $25.95 per share, subject to adjustment upon the occurrence of certain events. See "Description of Debentures -- Conversion Rights." The Debentures, prior to their resale pursuant to this Prospectus, were eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Debentures resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.

     Interest on the Debentures is payable on June 15 and December 15 of each year, commencing on June 15, 1997. Principal and interest payments will be made without any deduction for U.S. withholding taxes. The Debentures are redeemable in whole or in part, at the option of the Company, at the redemption prices described herein, together with accrued interest, except that no redemption may be made prior to December 20, 1999. See "Description of Debentures -- Optional Redemption." At the option of the Holder (as defined herein) of the Debentures, such Holder may require the Company to repurchase such Holder's Debentures upon the occurrence of a Repurchase Event (as described herein), at 100% of the Debenture's principal amount, plus accrued interest. A Repurchase Event is limited to transactions involving a Change in Control (as defined herein) or a Termination of Trading (as defined herein). See "Description of
Debentures -- Certain Rights to Require Repurchase of Debentures." The Debentures are not entitled to any sinking fund. The Debentures mature on December 15, 2001.

     The Debentures are general unsecured obligations of the Company which are subordinate to all present and future secured indebtedness of the Company and effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. See "Description of Debentures -- Subordination." Neither the Indenture (as defined herein) nor the Debentures limit the incurrence of additional indebtedness or other additional liabilities by the Company or its subsidiaries.


     The Company will not receive any of the proceeds from the sale of the Securities or the Individual Shares offered hereby. The Selling Securityholders and the Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Securities or the Individual Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities or Individual Shares to be sold, the respective purchase price and public offering price, the names of any such agent broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. The Company has agreed to bear substantially all expenses of registration of the Securities under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the Selling Securityholders against certain liabilities under the Securities Act. See "Plan of Distribution."



     The Selling Securityholders, the Selling Stockholders and any broker-dealer, agents or underwriters that participate with the Selling Securityholders and the Selling Stockholders in the distribution of the Securities or the Individual Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Securities or the Individual Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Securityholders have agreed to indemnify the Company against certain liabilities. See "Plan of Distribution."



     The Common Stock is traded on the Nasdaq National Market under the symbol "FPAM." On February 11, 1997, the last reported sale price of the Common Stock was $25.63 per share.

                            ------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
         SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Securities and the Individual Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet Web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents of the Company filed with the Commission (File No. 0-24276) are incorporated herein by reference:


     1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996, as amended by Form 10-K/A filed with the Commission on March 29, 1996, and as amended by Form 10-K/A filed with the Commission on October 3, 1996.

     2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 15, 1996, as amended by Form 10-Q/A filed with the Commission on July 24, 1996.

     3. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996.

     4. FPA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 13, 1996, as amended by Form 10-Q/A filed with the Commission on November 13, 1996.

     5. FPA's Current Report on Form 8-K dated February 1, 1996 filed with the Commission on February 15, 1996, as amended by Form 8-K/A dated February 1, 1996 filed with the Commission on April 12, 1996.

     6. FPA's Current Report on Form 8-K dated May 19, 1996 filed with the Commission on May 20, 1996.

     7. FPA's Current Report on Form 8-K dated June 21, 1996 filed with the Commission on July 5, 1996.

     8. FPA's Current Report on Form 8-K dated October 31, 1996 filed with the Commission on November 12, 1996.

     9. FPA's Current Report on Form 8-K dated November 8, 1996 filed with the Commission on November 13, 1996.

     10. FPA's Current Report on Form 8-K dated November 26, 1996 filed with the Commission on December 12, 1996.

     11. FPA's Current Report on Form 8-K dated December 10, 1996 filed with the Commission on January 10, 1997.

     12. FPA's Current Report on Form 8-K dated December 13, 1996 filed with the Commission on January 2, 1997.

     13. FPA's Current Report on Form 8-K dated December 18, 1996 filed with the Commission on January 2, 1997.


     14. The description of the FPA Common Stock contained in FPA's Registration Statement on Form 8-A dated October 20, 1994.


     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement included in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS SO INCORPORATED. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE COMPANY AT 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 453-1000).

                            ------------------------

     PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FPA does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. See "Risk Factors" for information that should be carefully considered by prospective investors.

                                  THE COMPANY

     FPA is a national physician practice management company ("PPM") which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. The Company provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. Assuming the consummation of the AHI Merger (as defined below), the Company will be affiliated with approximately 6,480 primary care physicians and 10,800 specialty care physicians, and will provide services to approximately 800,000 enrollees of 35 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in ten states. Through its recent acquisition of Sterling, FPA manages the emergency departments of 104 hospitals in 20 states.

     FPA's objective is to provide cost-effective, high quality health care services for an increasing number of Payor enrollees served by physicians in the FPA Network (as defined below). The Company's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network. The Company believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. The acquisition of Sterling enables FPA to further control costs by providing it with the ability to control both points of entry into the managed health care delivery system: the primary care physician's office and the emergency room.

     FPA's relationships with its affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. The Company believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.


     Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. Pursuant to administrative services agreements with the Professional Corporations, payments received from Payors are assigned to FPA.



     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost effective health care. Because FPA is obligated to provide medical services, the costs of some of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs. Additionally, state laws in California, operations in which represented approximately 22% of FPA's operating revenues for the nine months ended September 30, 1996, require entities such as FPA to be licensed as "health care service plans." FPA's application for a restricted license was approved by the California Department of Corporations in December 1996. The loss or revocation of such license would have a material adverse effect on FPA. In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements.


     With the addition of Sterling, FPA also provides contract management and support services to hospital-based emergency departments. Sterling recruits physicians and contracts for their services to provide staffing of emergency departments. Sterling also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, Sterling has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics. FPA acquired Sterling, a publicly traded company based in Florida, on October 31, 1996 in a stock-for-stock merger accounted for as a pooling of interests in which FPA issued 8,097,781 shares of FPA Common Stock to Sterling shareholders.


     On November 8, 1996, the Company entered into an agreement to merge with AHI Healthcare Systems, Inc. ("AHI"), a publicly traded physician practice management company, in a stock-for-stock merger to be accounted for as a pooling of interests (the "AHI Merger"). AHI develops local managed health care delivery networks and provides managed care infrastructure services. AHI provides services to approximately 200,000 enrollees through contracts with 11 Payors in four states. AHI is affiliated with approximately 2,400 primary care physicians and 5,800 specialty care physicians. The AHI Merger is expected to be completed no later than April 30, 1997 for a purchase price of approximately $130 million, consisting of approximately 5,000,000 shares of FPA Common Stock based on a closing price of $25.63 on February 11, 1997.



     Effective November 29, 1996, FPA acquired from Foundation Health Corporation ("Foundation"), a publicly traded company, all the outstanding stock of Foundation Health Medical Services ("FHMS") and FHMG/TDMC Medical Group, a professional corporation (the "Holding Company"). FHMS provides facilities management and professional services to the Holding Company and its subsidiaries, Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (together with FHMS, the "Combined Foundation Companies"). The Combined Foundation Companies provide services to approximately 242,000 enrollees in California and Arizona through approximately 188 primary care physicians and 2,300 specialty care physicians. The purchase price for this acquisition (the "Foundation Transaction") was approximately $197 million, comprised of $2 million in cash, 4,076,087 shares of FPA Common Stock and approximately $120 million in notes. The Combined Foundation Companies have a history of losses. In their fiscal year ended June 30, 1996, the Combined Foundation Companies experienced a net loss of $32,256,000. While FPA intends to institute certain measures to reduce these losses and operate the Combined Foundation Companies profitably, there can be no assurance that it will be able to do so.


     Effective July 1, 1996, FPA acquired from Foundation an IPA located in Arizona for approximately $4 million in cash and notes. This IPA serves approximately 19,850 enrollees. Also effective July 1, 1996, FPA acquired from Foundation an IPA located in Florida for approximately $16 million in cash and notes. The Florida IPA serves approximately 3,600 enrollees, and together these two IPAs consist of 93 primary care physicians.

     Other recent acquisitions include the June 1996 acquisition of Physicians First, Inc. ("PFI"), a wholly owned subsidiary of Physician Corporation of America, a publicly traded company ("PCA"). PFI operates through its subsidiaries 40 primary care clinics in Florida. The clinics have approximately 70 primary care physicians who provide services to approximately 90,000 enrollees in PCA's health plans in Florida. PFI was acquired for approximately $21.6 million in cash, notes, shares of FPA Common Stock and warrants to purchase shares of FPA Common Stock.

     The Company is regularly in discussions with additional acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that the Company will acquire any additional businesses.

     The Company's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.

                                  THE OFFERING


     This Prospectus relates to the Offering by the Selling Securityholders of both the Debentures and, to the extent the Debentures have been, or are, converted, the Common Stock. The following summary of certain terms of the Debentures is not complete and is qualified by all of the terms and conditions contained in the Debentures and in the Indenture. For a more detailed description of the terms of the Debentures, see "Description of Debentures." This Prospectus also relates to the Offering by the Selling Stockholders of the Individual Shares. See "Description of Capital Stock."



THE COMMON STOCK AND INDIVIDUAL SHARES



Common Stock issuable upon conversion of the Debentures(1)(2)...........    3,107,900
Individual Shares offered by the Selling Stockholders...................    5,253,471
Total FPA common stock outstanding as of February 7, 1997...............    24,824,224
Total FPA common stock to be outstanding assuming conversion of the
  Debentures............................................................    27,932,124
Nasdaq National Market symbol...........................................    FPAM


---------------

(1) Excludes approximately 6,200,000 shares of Common Stock issuable upon exercise of stock options and other warrants outstanding as of February 11, 1997.



(2) Assumes no adjustment to the conversion price of the Debentures.


THE OFFERED DEBENTURES

Securities Offered.........  $80,650,000 principal amount of 6 1/2% Convertible
                             Subordinated Debentures due December 15, 2001.

Payment of Interest........  June 15 and December 15, commencing June 15, 1997.

Conversion.................  Convertible into Common Stock of the Company at the option of the holder at any time after February 17, 1997, the 60th day following the date of original issuance of the Debentures and at or before maturity, unless previously redeemed, at $25.95 per share, subject to adjustment upon the occurrence of certain events.

Subordination..............  Subordinated to all present and future Senior
                             Indebtedness (as defined herein) of the Company and effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. Senior Indebtedness of the Company and indebtedness and other liabilities of its subsidiaries aggregated approximately $143.0 million at October 31, 1996 ($327.1 million as of September 30, 1996 assuming consummation of the Foundation Transaction and the AHI Merger). The Indenture contains no limitation on the incurrence of additional indebtedness (including Senior Indebtedness) or other additional liabilities by the Company and its subsidiaries.

Redemption.................  The Debentures are redeemable in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued interest, except that no redemption may be made prior to December 20, 1999.

Option.....................  In the event that there shall occur a Repurchase
                             Event (as defined herein), each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their principal amount, plus accrued interest. The term Repurchase Event is limited to transactions involving a Change in Control (as defined) or a Termination of Trading (as defined), and does not include other events that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating (if any) of the Debentures. The Company's ability to repurchase the Debentures following a Repurchase Event is dependent upon the Company's having sufficient funds and may be limited by the terms of the Company's Senior Indebtedness or the subordination provisions of the Indenture. There is no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase Event.

Trading....................  Prior to their resale pursuant to this Prospectus, the Debentures were eligible for trading on the PORTAL Market. The Debentures sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.

                                  RISK FACTORS


     In addition to other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Securities or Individual Shares offered hereby.


NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS; EXPANDED SERVICE
OFFERING

     Over the last two years, the Company has pursued an aggressive growth strategy. The Company's growth has been achieved primarily through acquisitions, several of which have been completed or become subject to a binding agreement during the last six months. See "Recent Developments." The recent acquisitions of Sterling, PFI and the Combined Foundation Companies and the proposed AHI Merger are large transactions which involve significant risks and uncertainties for FPA. The Company intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which include management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

     The Company is regularly in discussions with additional acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that the Company will acquire any additional businesses.

     The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the combined companies. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect the Company's operating results.

     In addition, as a result of the acquisition of Sterling, FPA offers new services, specifically the management and support of hospital-based emergency departments. The addition of these new services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.


RISKS OF FINANCIAL LEVERAGE



     FPA's indebtedness is significant in relation to its stockholders' equity. On a pro forma basis giving effect to the Foundation Transaction and the issuance of the Debentures, such debt accounts for approximately 50% of FPA's total capitalization as of September 30, 1996. From its inception until the completion of the Foundation Transaction and the issuance of the Debentures, FPA had not incurred significant indebtedness as a percentage of FPA's total capitalization. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.


RISKS RELATING TO THE FOUNDATION TRANSACTION

     History of Foundation Losses; Impact on FPA's Financial Statements. The Combined Foundation Companies have experienced net losses of $11,195,000, $45,341,000, and $32,256,000 for the years ended June 30, 1994, 1995 and 1996, respectively. The losses of the Combined Foundation Companies are primarily attributable to the addition of salaried providers within their respective networks and less than anticipated patient volume. The Company believes that such insufficient patient volume is due in part to the Combined Foundation Companies' inability to receive significant contracts from multiple payors, including competitors of Foundation and their subsidiaries, because of their relationship with Foundation. While FPA intends to institute certain measures to reduce these losses and operate the Combined Foundation Companies profitably, there can be no assurance that such operations will be profitable in the future.

     Assumption of Debt; Need for Additional Capital. Previous to the effective date of the Foundation Transaction, the Combined Foundation Companies operated at a loss, which loss was funded by Foundation. As part of the Foundation Transaction, a subsidiary of FPA and an entity affiliated with FPA incurred indebtedness in the approximate amount of $120 million, of which approximately $30 million has been paid down as of the date of this Prospectus. FPA believes that with the provider arrangements it has negotiated between Foundation and the FHMG/TDMC Medical Group, its ability to manage physician groups and the cost reduction plan currently being implemented for the FHMG/TDMC Medical Group, it will be able to operate the FHMG/TDMC Medical Group profitably. However, there can be no assurance that FPA will operate these entities profitably and pay off its indebtedness to Foundation. In addition, FPA's growth has resulted in a significant increase in FPA's indebtedness. While FPA believes it will be able to service its debt, including the Foundation obligations, there can be no assurance to that effect. If there are continuing operating losses at the Combined Foundation Companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

     Reliance on Foundation Payor Relationships. Giving effect to the consummation of the Foundation Transaction, Payor agreements with Foundation account for approximately 41% of FPA's membership. The term of the professional group provider agreements with Foundation is thirty years with automatic five-year renewal periods. The agreements may be terminated in a number of circumstances, including the event of a material breach or a violation of applicable laws, rules or regulations. The termination of such agreements would have a material adverse affect on FPA's results of operations.

RISKS RELATING TO THE AHI MERGER

     Uncertainties Regarding Consummation of the AHI Merger. FPA anticipates that the AHI Merger will be completed before April 30, 1997. The Agreement and Plan of Merger dated November 8, 1996 (the "AHI Merger Agreement") contains customary conditions to closing. However, the AHI Merger Agreement may be terminated by either party if the AHI Merger is not consummated by April 30, 1997, certain other conditions are not met or certain events occur. There can be no assurance that the AHI Merger will be completed.


     Impact on FPA's Financial Statements. The AHI Merger will result in a pro forma operating loss of $66,328,827 and a pro forma net loss of $50,447,112 for FPA for the nine months ended September 30, 1996. The Foundation Transaction and the AHI Merger account for approximately $65,075,000 and $16,904,000 of such pro forma operating loss, respectively.



     Risk of Capitated Fee Revenue Reductions and Management of Medical
Costs. For each of the nine months ended September 30, 1996 and fiscal year 1995, approximately 97% of AHI's total operating revenue related to contracts under which AHI's physician networks received a prepaid monthly fee for each covered life and certain utilization-based incentive payments in exchange for assuming the responsibility for the provision of specified medical services to assigned enrollees. Payors are increasingly overseeing the provision of and the prices charged for medical services with the goal of reducing costs and lowering reimbursement.

FPA's success with AHI therefore will depend in large part on the effective management of health care costs, including controlling utilization of specialty care physicians and other ancillary providers and purchasing services from third-party providers at competitive prices. Any adjustment downward in capitation payments caused by the increasing efforts by payors to reduce costs could have a material adverse effect on AHI and on FPA following the AHI Merger.



     Fluctuations in Quarterly Operating Results; Recent Operating
Losses. AHI's operating results have been subject to quarter-to-quarter fluctuations. AHI's quarterly results have been affected by development and acquisition costs, adverse trends in risk share settlements and the cost of medical services, and other operational or external factors. AHI and the managed care industry in general have recently experienced an increase in medical costs. For the above reasons, AHI reported a net loss for the third quarter of 1996 of $7.6 million and as of September 30, 1996, AHI reported a working capital deficit of approximately $2.0 million. Quarterly results may also be affected by significant differences between actual and estimated amounts receivable or payable relating to payor shared risk arrangements and provider "incurred but not reported" claims ("IBNR"), which are adjusted periodically as settlements are made in the case of shared risk arrangements or as actual claims adjustments occur in the case of IBNR. In addition, movements of enrollees from one payor to another, particularly during periods of open enrollment for HMOs, could impact quarterly results. In order for the AHI Merger to be beneficial to FPA securityholders, the Company will need to reverse these trends. There can be no assurance that the Company will be able to achieve this objective.



     Dependence on Certain Payors. AHI derives revenue from contracts between its physician networks and payors, which contracts generally are for one to three year terms, may be terminated earlier upon notice and, upon renewal, are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions. Certain payors represent a substantial percentage of these contracts, although such payors generally enter into separate contracts (with various termination dates) with each physician network. For the years ended December 31, 1996, 1995 and 1994, FHP, Inc. accounted for approximately 17%, 22% and 35%, respectively, of AHI's total operating revenue, and CareAmerica Southern California, Inc. accounted for approximately 6%, 11% and 22%, respectively, of AHI's total operating revenue. Upon completion of the acquisition of The Healthcare Partnership in February 1995, AHI's revenue from PacifiCare Health Systems, Inc. represented approximately 33% and 28%, respectively, of AHI's total operating revenue for the years ended December 31, 1996 and 1995. On a pro forma basis for fiscal years 1996 and 1995, after giving effect to the potential merger between FHP, Inc. and PacifiCare Health Systems, Inc., approximately 50% of AHI's total operating revenue would have been attributable to payor agreements with the merged FHP/PacifiCare entity.



     Legal Proceedings. AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in the related prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997, the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. AHI and its directors are also named as defendants in a purported class action lawsuit filed by Joshua Chopp, a stockholder of AHI, in the Delaware Court of Chancery on November 12, 1996 (the "Chopp Lawsuit"). The Chopp Lawsuit asserts, among other things, that the "intrinsic value" of AHI's stock is higher than that which AHI's stockholders will receive in the AHI Merger and that the directors of AHI breached their fiduciary duties by approving the AHI Merger Agreement without undertaking steps to accurately ascertain AHI's market value. The plaintiff seeks, on behalf of all AHI common stockholders, to enjoin the AHI Merger as well as rescissory and compensatory damages. FPA is also named as a defendant in the Chopp Lawsuit. AHI has informed the Company that it presently is and intends to continue to vigorously defend both of these lawsuits. Assuming completion of the AHI Merger, the Company intends to continue such defense. The Company, after considering applicable insurance coverage, does not expect the outcome of these lawsuits to have a material adverse effect on FPA. If the plaintiff is successful in the Chopp Lawsuit, the AHI Merger may not be consummated. In addition, if the AHI Merger is consummated, FPA will be obligated to defend and pay any judgment or settlement related to these suits.

GROWTH STRATEGY; DIFFICULTY IN MAINTAINING GROWTH

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA Network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

RISKS RELATED TO INTANGIBLE ASSETS


     As a result of FPA's various acquisition transactions, intangible assets of approximately $377 million have been recorded as of September 30, 1996 (on a pro forma basis, giving effect to probable or completed acquisitions since such date) on FPA's balance sheet. Such intangible assets totaled approximately 160% of FPA's stockholders' equity as of September 30, 1996 (on a pro forma basis, giving effect to probable or completed acquisitions since such date). Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $13 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.


     At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the recorded value of such intangible assets will be realized by FPA. Although at September 30, 1996, the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. See Note 1 of Notes to Supplemental Consolidated Financial Statements of the Company included herein.

DIFFICULTY IN CONTROLLING HEALTH CARE COSTS; CAPITATED NATURE OF REVENUE

     Agreements with Payors typically provide for the Professional Corporations to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees (i) require more specialty care than anticipated or (ii) have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services per year, at which substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer up to a specified level (generally $5 million for outpatient and $1 million for inpatient), at which point the risk for loss returns to the Company. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.


     On December 5, 1996, the TDMC physicians located in Tucson, Arizona voted to be represented by the Federation of Physicians and Dentists. On February 13, 1997, the TDMC employees located in Tucson are scheduled to vote on whether to be represented by the Union of Health and Hospital Care Employees. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations and financial condition.


FULL RISK CAPITATION


     Under capitation contracts generally, professional corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 19% of FPA's total operating revenue for the nine months ended September 30, 1996 was generated from contracts in which the Professional Corporations accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.


FEE-FOR-SERVICE CONTRACTS

     FPA's subsidiary, Sterling, provides physician practice management services to hospitals under two types of contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenue is derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

DEPENDENCE ON GOVERNMENTAL AND OTHER THIRD PARTY PAYORS


     With the acquisition of Sterling, a significant portion of FPA's operating revenue will be derived from payments made by government-sponsored health care programs as well as from other third party payors. For the nine months ended September 30, 1996, approximately 35% of the revenues of the combined FPA/ Sterling/AHI entity would have been derived from government payors. Approximately 30% of Sterling's 1995 hospital-based operating revenue was derived from payments made by government health care programs, primarily the Medicare and Medicaid programs. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. Congress passed a fiscal year 1996 budget reconciliation bill, which, although ultimately vetoed by the President, called for reductions in the rate of spending increases in the Medicare and Medicaid programs over the next seven years. FPA cannot predict the effect current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and was phased in over a four year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of FPA.


RELIANCE ON CERTAIN PAYORS

     In 1993, contracts with four Payors accounted for approximately 71% of FPA's operating revenue. In 1994, contracts with three Payors accounted for approximately 57% of FPA's operating revenue. In 1994, PacifiCare Health Systems, Inc. and Prudential Healthcare Plan of California, Inc. represented 33% and 10%, respectively, of FPA's operating revenue. In 1995, PacifiCare of California, Inc. (including the senior programs) and Medigroup, Inc. each represented in excess of 10% of FPA's operating revenue and collectively accounted for approximately 41% of FPA's operating revenue. On a pro forma basis for fiscal 1995, giving effect to the Foundation Transaction, approximately 39% of FPA's operating revenue will be attributable to Payor agreements with Foundation. The foregoing percentages exclude the effects of the Sterling Merger. The loss of any of the foregoing significant Payors could have a material adverse effect on FPA's results of operations.

SHORT-TERM NATURE AND EARLY TERMINABILITY OF PAYOR CONTRACTS

     Contracts with Payors generally provide for terms of one to three years, may be terminated earlier without cause, upon notice and upon renewal and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, 28 of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA.


     After giving effect to the acquisition of the Combined Foundation Companies, effective November 29, 1996, approximately 41% of FPA's membership is pursuant to Payor agreements with Foundation. The term of the professional group provider agreements with Foundation is thirty years with automatic five-year renewal periods. These agreements commit FHMS and the Holding Company to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. In consideration of such services, Foundation has agreed to pay in the aggregate $55.0 million to FHMS and Holding Company. The agreements may be terminated in a number of circumstances, including in the event of a material breach or a violation of applicable laws, rules or regulations. The termination of such agreements would have a material adverse effect on FPA's results of operations.


DEPENDENCE ON PRIMARY CARE PHYSICIANS AND EMERGENCY MEDICINE PHYSICIANS

     Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's adding new and retaining existing hospital clients.

RISKS RELATED TO CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS

     FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA will be materially and adversely affected and may be subject to retroactive taxes and penalties.

STATE LAWS REGARDING PROHIBITION OF CORPORATE PRACTICE OF MEDICINE

     In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements incorporated by reference herein, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in states in which it operates as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications may be required, which could have an adverse effect on FPA.

     Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTH CARE REFORM

     Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

     In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of manage care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

POSSIBLE NEGATIVE EFFECTS OF GOVERNMENTAL REGULATIONS

     The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

     Further, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.


     Although under the laws of most states the business of insurance generally is defined to include acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Plan Act (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has taken the position that entities such as FPA, which contract to provide health care services to enrollees for prepaid or periodic charges, fall under the definition of a health care service plan. In February 1996, following a dialogue with the Department regarding whether FPA's operations classify it as a health care service plan (i.e., an HMO) within the meaning of California law, FPA, on behalf of one of its subsidiaries, filed a restricted license application with the Department. The application was approved by the Department in December 1996. FPA's operations continued without restriction during the period of review by the Department. The loss or revocation of such license would have a material adverse effect on FPA.



     In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.


     The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. The Model Act does not carry the force of law unless it is adopted by state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act or any other act adopted by NAIC if it is adopted in any state in which the Company does business.

ANTITRUST REGULATION

     Because the affiliated provider entities within the Company remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. If Company provider entities are deemed by regulatory authorities or courts to be part of a single entity or system, they may be subject to antitrust laws that prohibit anti-competitive combinations or activities in excess of an immaterial size. The Company believes that it is in compliance with the antitrust laws, but there can be no assurance that the Company's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as the Company grows and matures and as further regulation and interpretations are promulgated.

COMPETITIVE MARKET FORCES

     The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

     In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporation. If Payors negotiate cost reductions with the Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

POTENTIAL LIABILITIES

     In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. The Company is named in such suits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. Insurance coverage for lawsuits brought or which may be brought against FPA may not be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient, and, if insufficient, that such suits or claims will not have a material adverse effect on the Company. Further, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

     An increasing number of health care providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be given that such action would not have a material adverse effect on FPA and its operations.

FLUCTUATIONS IN QUARTERLY RESULTS

     FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that the Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in the Company's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price for the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE


     Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA common stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA common stock and general economic and market conditions, may influence the trading price of FPA common stock. Accordingly, there can be no assurance as to the price at which FPA common stock will trade in the future.


DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT CONTRACTS

     FPA is dependent upon the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen

Dresnick, President of Sterling. The loss to FPA of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.


SUBORDINATION OF DEBENTURES


     The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. "Senior Indebtedness" includes all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. As of October 31, 1996, the Company has approximately $143 million in indebtedness outstanding which constitutes Senior Indebtedness or to which the Debentures are effectively subordinated. Giving effect to the completion of the Foundation Transaction and assuming completion of the AHI Merger, the Company's pro forma indebtedness as of September 30, 1996 will include an additional $175 million of Foundation indebtedness outstanding and an additional $37 million of AHI indebtedness outstanding, which will also constitute Senior Indebtedness or to which the Debentures will also be effectively subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."

LIMITATIONS ON REPURCHASE UPON A REPURCHASE EVENT

     In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Debentures will have the right, at such holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Debentures, nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

ABSENCE OF EXISTING MARKET FOR DEBENTURES

     Prior to their resale pursuant to this Prospectus, the Debentures were eligible for trading on the PORTAL Market. The Debentures sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such market. Various factors and events such as increased competition, quarter-to-quarter variations in financial results, changes in prevailing interest rates, changes in perceptions of the Company's creditworthiness, or a decline in the market price of the Common Stock could cause the market price of the Debentures to fluctuate significantly.

DILUTION; ADDITIONAL CAPITAL NEEDS


     Assuming the maximum number of shares of FPA common stock are issued in connection with the AHI Merger, and after giving effect to the Foundation Transaction and the issuance of Common Stock upon conversion of the Debentures, the current FPA stockholders' ownership of FPA will be reduced to 73%.



     FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of FPA common stock, or securities convertible or exercisable into FPA common stock, as consideration. The issuance of additional shares of FPA common stock may have a dilutive effect on the net tangible book value or earnings per share following such issuance.



     FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA common stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA common stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Further, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market after conversion of the Debentures offered hereby, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of FPA common stock. As of February 7, 1997, approximately 24,800,000 shares of FPA common stock are issued and outstanding. In addition, the Company has granted options or warrants to purchase, or securities (excluding the Debentures) convertible into approximately 6,200,000 shares of FPA common stock. In addition to registration rights to be granted to certain stockholders of AHI in connection with the AHI Merger, approximately 100,000 shares of outstanding FPA common stock are subject to registration rights agreements which permit such shares to be included in future registration statements of common stock or securities of FPA. In connection with acquisition transactions with Foundation, FPA issued to Foundation $75 million in FPA common stock and granted to Foundation warrants to purchase up to 250,000 shares of FPA common stock.


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     FPA's Certificate of Incorporation, as amended, and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the Board of Directors without the approval of the stockholders to issue Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock. There are no shares of Preferred Stock presently outstanding and FPA has no present plans to issue any shares of Preferred Stock.

     Under the Company's credit facility, a merger, consolidation or Acquisition (as defined therein) by the Company constitutes an event of default under the credit facility. In the event of a "Change in Control" (as defined in the Indenture), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. These provisions of the Company's credit facility and the Debentures could serve to impede or prevent a change of control or have a depressive effect on the price of the Common Stock. See "Description of Debentures" and "Description of Capital Stock."

                              RECENT DEVELOPMENTS

     AHI Merger. On November 8, 1996, FPA entered into the AHI Merger Agreement which provides for the acquisition of AHI by FPA in a stock-for-stock merger to be accounted for as a pooling of interests. The consummation of the proposed merger is subject to approval by both companies' stockholders, receipt of all necessary regulatory approvals and other customary conditions. The AHI Merger Agreement may be terminated by either of the parties if the merger is not consummated by April 30, 1997, and under certain other circumstances.


     AHI develops integrated health care delivery networks and provides managed care infrastructure services primarily in California, Florida and Texas. As of December 31, 1996, AHI had approximately 9,000 affiliated physicians in 51 operational and 40 developing networks, which served a total of approximately 200,000 enrollees under approximately 250 payor contracts. FPA believes that the AHI Merger will enable FPA to expand its operations in existing markets and penetrate new markets.


     Foundation Transaction. Effective November 29, 1996, FPA and certain of its subsidiaries and affiliates acquired from Foundation all of the outstanding stock of FHMS and Holding Company. FHMS provides facilities management, non-physician health care professionals and other administrative and management services to Holding Company and its subsidiaries. Holding Company holds all of the outstanding stock of the Combined Foundation Companies. FPA believes that the Foundation Transaction will enable FPA to expand significantly the FPA Network in geographic areas in which FPA currently operates. The Combined Foundation Companies have extensive operations in California, particularly in the Sacramento region, and in Tucson and Phoenix, Arizona. In addition, the Foundation Transaction is expected to increase substantially FPA's size in terms of revenues, physicians and locations, thus enhancing FPA's national recognition and making it easier for FPA to attract and retain new physicians and obtain additional Payor contracts. Further, the Foundation Transaction is expected to enable FPA to contract more effectively with specialists and hospitals and to consolidate expenses.


     Sterling Merger. On October 31, 1996, FPA acquired Sterling in a stock-for-stock merger accounted for as a pooling of interests in which 8,097,781 shares of FPA common stock were issued in exchange for all of the outstanding shares of Sterling (the "Sterling Merger").


     Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. Sterling recruits physicians and contracts for their services to provide staffing of emergency departments. In addition, Sterling assists its hospital clients in such areas as physician scheduling, operational support, quality assurance and departmental accreditation and provides such administrative services as billing and record keeping with regard to reimbursement. As of October 31, 1996, Sterling provided physician practice management services on a contract basis to 104 hospital-based emergency departments, one anesthesiology department and four correctional institutional health facilities in 20 states. Sterling currently contracts with approximately 1,000 affiliated physicians who provide medical care to approximately 1.4 million patients annually. In addition, Sterling manages six primary care physician practices and two physical therapy practices.

     FPA believes that the Sterling Merger furthers FPA's long-term strategy and enhances its existing operations. The Sterling Merger enables FPA to take advantage of Sterling's existing relationships with hospitals and community physicians in order to expand the FPA Network, and is expected to result in significant financial and operational synergies. In addition, the Sterling Merger will permit FPA to incorporate emergency department physicians into the FPA Network, thus enabling it to cover the two major points of entry into the managed health care system.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                       NINE MONTHS
                                                          YEAR ENDED DECEMBER 31,         ENDED
                                                         -------------------------    SEPTEMBER 30,
                                                          1993      1994     1995         1996
                                                         ------    ------    -----    -------------
Ratio of Earnings to Fixed Charges(1)................    59.3x     15.6x     4.0x     5.8x


---------------
(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance cost and the estimated interest component of rent expense.

                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sales of the Securities or the Individual Shares offered hereby.


                                DIVIDEND POLICY


     The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors.

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture dated as of December 18, 1996 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to the provisions of the Indenture, including the definition therein of certain terms, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K dated December 18, 1996 and incorporated by reference herein.

GENERAL

     In December 1996 and January 1997 the Company issued an aggregate principal amount of $80,650,000 of its 6 1/2% Convertible Subordinated Debentures due 2001 pursuant to exemptions from the Securities Act.

     The Debentures are general unsecured obligations of the Company which are subordinate to all present and future secured indebtedness of the Company and effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. The Debentures mature on December 15, 2001. The Debentures bear interest from December 18, 1996 at the rate per annum of 6 1/2%, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1997, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding June 1 or December 1, as the case may be (whether or not a Business Day). Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

     Principal of and premium if any, and interest on, the Debentures will be payable (i) in respect of Debentures held of record by The Depositary Trust Company ("DTC") or its nominee, in same day funds on or prior to the respective payment dates and (ii) in respect of Debentures held of record by holders other than DTC or its nominee, in same day funds, at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

     The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange of any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange of any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part or (iii) to register the transfer or exchange of any Debentures surrendered for conversion or repurchase upon the occurrence of a Repurchase Event.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remains unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock at any time after February 16, 1997, the 60th day following the date of original issuance of the Debentures, and prior to redemption or final maturity, initially at the conversion price of $25.95 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date, unless the Company defaults on a redemption payment. See "Optional Redemption" below.

     The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock exclusively of a dividend or distribution on Common Stock or the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such date of determination, exceeds the greater of (I) 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on such date of determination entitled to such distribution or (II) the Company's retained earnings on such date of determination; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds the greater of (I) 12.5% of the product of the Current Market Price immediately prior to the date of consummation of such tender offer times the number of shares of Common Stock outstanding at the date of consummation of such tender offer or (II) the Company's retained earnings at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day). If any Debentures are surrendered for conversion during the period from the opening of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment of an amount equal to the interest thereon which the registered Holder on such Regular Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Debentures is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness are entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness are first entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity or any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

     Senior Indebtedness is defined in the Indenture as (a) all secured indebtedness of the Company for money borrowed under the Company's primary credit facility and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture (such as the Company's credit facility of $55 million, any increase in the maximum principal amount thereof and any predecessor or successor facilities thereto) or thereafter created, incurred or assumed, (b) all secured indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Debentures or (ii) ranks pari passu in right of payment with the Debentures, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

     The Debentures are obligations exclusively of the Company. The operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The Debentures are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries to the extent of the assets of such subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. As of October 31, 1996, the Company has approximately $143 million in indebtedness outstanding which constitutes Senior Indebtedness or to which the Debentures are effectively subordinated. Giving effect to the completion of the Foundation Transaction and assuming completion of the AHI Merger, the Company's pro forma indebtedness as of September 30, 1996 includes an additional $175 million of Foundation Indebtedness outstanding and an additional $37 million of AHI Indebtedness outstanding, which will also constitute Senior Indebtedness or to which the Debentures will also be effectively subordinated. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

     The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after December 20, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If redeemed during the 12-month period beginning December 15, in the year indicated (December 20 in the case of 1999), the redemption price shall be:

                                                                            REDEMPTION
        YEAR                                                                  PRICE
        ----                                                                ----------
        1999............................................................       102.6%
        2000............................................................       101.3

No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company will not permit any Person to consolidate with or merge into the Company unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures has the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money in same day funds sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

     A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of the principal of or the premium, if any, on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture);
(c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture;
(f) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $15,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $15,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

     If an Event of Default with respect to the Debentures (other than as specified in clause (g) in the immediately preceding paragraph) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default and has paid or deposited with the Trustee a sum sufficient to pay all interest on, premium, if any, and principal of Debentures then due and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures have become due and payable or will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year or are delivered to the Trustee for conversion in accordance with the Indenture, and in either case the Company has irrevocably deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

     Debentures currently held by "qualified institutional buyers" as defined in Rule 144A under the Securities Act or by persons who are not U.S. persons who acquired such Debentures in "offshore transactions" in reliance on Regulation S under the Securities Act ("Non-U.S. Persons") are currently evidenced by restricted global debentures (the "Restricted Global Debentures") which were deposited with, or on behalf of, DTC and registered in the name of Cede and Co. ("Cede"), as DTC's nominee.

     Any purchaser (a "Public Holder") of Debentures pursuant to this Prospectus will receive a beneficial interest in an unrestricted global debenture (the "Public Global Debenture") which will be deposited with, or on behalf of, DTC and registered in the name of Cede, as DTC's nominee. Except as set forth below, the record ownership of the Public Global Debenture may be transferred in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     A Public Holder may hold its interest in the Public Global Debenture directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participant in DTC ("Participant" or "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

     Public Holders who are not Participants may beneficially own interests in the Public Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Public Global Debenture, Cede for all purposes is considered the sole holder of the Public Global Debenture.

     Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Public Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Public Global Debenture, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Public Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Public Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests represented by the Public Global Debenture as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests represented by the Public Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest represented by the Public Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Public Global Debenture.

PAYMENTS OF PRINCIPAL AND INTEREST

     The Indenture requires that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Public Global Debenture) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

GOVERNING LAW

     The Indenture and, except as may otherwise be required by mandatory provisions of law, the Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 98,000,000 shares of common stock, $.002 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. As of February 7, 1997, there were 24,824,224 shares of common stock and no shares of Preferred Stock issued and outstanding.


COMMON STOCK


     Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.



     Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any agreement governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.



     Holders of the common stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.



     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.


PREFERRED STOCK

     The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then-prevailing market price. See "Risk Factors -- Anti-Takeover Effect of Certain Charter Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware Corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The Company's Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with certain of the directors and officers of the Company pursuant to which the Company agrees to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to cover each director and officer in the event the Company purchases and maintains insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by each director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

REGISTRATION RIGHTS


     The Company has granted registration rights with respect to approximately 100,000 shares of FPA common stock related to various acquisitions.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" or "U.S. Holder" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or (for taxable years beginning before 1997) a trust the income of which is subject to United States federal income taxation regardless of its source, and (for taxable years beginning after 1996) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE DEBENTURES

     Interest on Debentures. Interest paid on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

     Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporation transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "-- Dividends on Shares of Common Stock."

     Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "-- Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

     Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

     Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

     Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

     Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

     To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

     Interest on Debentures. Generally, interest paid on the Debentures to a Non U.S.-Holder will not be subject to United States federal income tax if: (I) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (II) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (III) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (III) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Debentures or shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such Debentures or shares of Common Stock as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

     Dividends on Share of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

     Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

     The payment of the proceeds on the disposition of Debenture or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or share of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                SELLING SECURITYHOLDERS AND SELLING STOCKHOLDERS



     The Debentures were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act to persons believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or to persons in off-shore transactions in reliance upon Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and the shares of Common Stock initially issued or issuable upon conversion of the Debentures.



     The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder, the amount which may be sold, and the number of shares of Common Stock that may be sold, by the Selling Securityholders pursuant to this Prospectus. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or a portion of the Debentures and the Common Stock pursuant to this Prospectus, no estimate can be given as to the amount of Debenture or the Common Stock that will be held by the Selling Securityholders upon termination of any such sale. The following table is based upon information furnished to the Company by The Depository Trust Company, New York, New York and the Selling Securityholders.



                                                      PRINCIPAL
                                                      AMOUNT OF                          NUMBER OF
                                                      DEBENTURES                         SHARES OF
                                                     BENEFICIALLY      PERCENT OF          COMMON
                                                    OWNED AND THAT     OUTSTANDING       STOCK THAT
                     NAME(1)                         MAY BE SOLD       DEBENTURES      MAY BE SOLD(2)
--------------------------------------------------  --------------     -----------     --------------
AIM Charter Fund..................................     9,800,000           12.2            377,649
AIM V.I. Growth and Income Fund...................       700,000              *             26,975
Bank of America Convertible Securities Fund.......       225,000              *              8,671
Bear Stearns Securities Corp(3)...................       500,000              *             19,268
Commonwealth Life Insurance -- (Teamster/Camden
  Non-Enhanced)...................................     3,500,000            4.3            134,875
Commonwealth Life Insurance -- Stock TRAC
  (Teamsters I)...................................     2,750,000            3.4            105,973
Dean Witter Convertible Securities Trust..........     2,000,000            2.5             77,071
Employee Benefit Convertible Securities Fund......       125,000              *              4,817
Froley, Revy Investment Co., Inc.(4)..............     6,600,000            8.2            254,335
Hallmark Master Trust.............................       500,000              *             19,268
Lehman Brothers(5)................................     4,350,000            5.4            167,630
Lehman Brothers Special Financing Inc.(5).........     8,700,000           10.8            335,260
Lincoln National Convertible Securities Fund......     2,400,000            3.0             92,486
Lincoln National Life Insurance...................     5,395,000            6.7            207,900
MFS Convertible Securities Fund...................         5,000              *                193
Pacific Horizon Capital Income Fund...............     3,650,000            4.5            140,655
Pacific Mutual Life Insurance Company.............     1,000,000            1.2             38,536
The SMM Company B.V...............................     2,200,000            2.7             84,778
United National Life Insurance....................        95,000              *              3,661
Weirton Trust.....................................       610,000              *             23,507
All other Holders.................................    25,545,000           31.7            984,393


---------------
 * Less than 1%.

(1) The information set forth herein is as of January 27, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.


(2) Assumes conversion of the full amount of Debentures held by such holder at the initial rate of $25.95 in principal amount of Debentures per share of Common Stock.


(3) Within the last three years, Bear Stearns & Co. Inc. or one of its affiliates was the co-manager of a public offering of securities of FPA, was an Initial Purchaser in the private placement of the Debentures and/or performed other banking services for FPA for which it received a fee from FPA.



(4) Froley, Revy Investment Co., Inc. owns the Securities on behalf of accounts maintained by it and for which it has investment power.



(5) Lehman Brothers Inc. was an Initial Purchaser in the private placement of the Debentures.



     Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures is $80,650,000 and the number of shares of Common Stock into which the Debentures may be converted is 3,107,900 shares.


     It is not possible to predict the principal amount of Debentures or the number of shares of Common Stock that will be sold hereby. Consequently, it is not possible to predict the amount of Debentures or the number of shares of Common Stock that will be owned by the Selling Securityholders following completion of this offering.


     The following table sets forth information with respect to the Selling Stockholders, the number of Individual Shares offered hereby and the number of shares to be owned by each Selling Stockholder if all Individual Shares offered hereby are sold.



                                                     SHARES
                                                  BENEFICIALLY                     SHARES TO BE
                                                  OWNED BEFORE                     BENEFICIALLY
                                                    OFFERING                   OWNED AFTER OFFERING
                                                -----------------    SHARES    ---------------------
NAME                                             NUMBER   PERCENT    OFFERED    NUMBER      PERCENT
----                                            --------- -------  ---------   ---------   ---------
Banque Paribas................................     50,000    *        50,000      --           *
Alan L. Barnett, D.O..........................     11,940    *        11,940      --           *
Marilyn Barnett...............................     11,940    *        11,940      --           *
Stanley Combs, M.D.(1)........................     36,667    *        36,667      --           *
Pushpa K. Desai, M.D..........................        743    *           743      --           *
Jeffrey Fisher, M.D.(1).......................     36,667    *        36,667      --           *
Foundation Health Corporation(2)..............  4,076,087   16.4   4,076,087      --           *
Bradley Gordon, M.D...........................     53,061    *        53,061      --           *
Peter Hein, M.D...............................     27,420    *        27,420      --           *
Daniel Hiser, M.D.............................      7,692    *         7,692      --           *
Steven Katzman................................      6,500    *         6,500      --           *
Peter Minkoff, M.D............................     27,420    *        27,420      --           *
Mary O'Dwyer, M.D.............................     27,420    *        27,420      --           *
PCA Property & Casualty Insurance
  Company(3)..................................    525,000    2.1     525,000      --           *
Physician Corporation of America(4)...........    250,000    1.0     250,000      --           *
Allen Schwartz, M.D...........................      3,105    *         3,105      --           *
Samuel Stierman, M.D.(1)......................     36,667    *        36,667      --           *
Neil Tarzy, M.D...............................     27,420    *        27,420      --           *
Paul Toma, M.D................................      1,055    *         1,055      --           *
Debora Villa, M.D.(1).........................     36,667    *        36,667      --           *

---------------

* Less than 1%.



(1) Each of these Selling Stockholders has agreed to a lock-up of the shares offered hereby until the later of (i) 90 days following the effective date of the registration statement of which this Prospectus is a part or (ii) the day following the date when financial results covering at least 30 days of post-merger combined operations of FPA and Consultants in Internal Medicine, Ltd., have been published.



(2) Foundation Health Corporation received 4,076,087 shares of FPA common stock in connection with the acquisition by FPA of FHMS and Holding Company. See "Recent Developments." Foundation Health Corporation and FPA agreed pursuant to a Registration Rights Agreement dated as of November 29, 1996, that Foundation Health Corporation is entitled to a demand registration of such shares commencing on March 31, 1997. In consideration for the inclusion of its FPA common stock in the Registration Statement of which this Prospectus is a part, Foundation Health Corporation has agreed to a lock-up of the 4,076,087 shares offered hereby until April 9, 1997.



(3) PCA Property & Casualty Insurance Company is affiliated with Physician Corporation of America. PCA Property & Casualty Insurance Company has agreed to a lock-up of its shares offered hereby until 90 days after the effective date of the registration statement of which this Prospectus is a part.



(4) 250,000 shares represent shares of FPA common stock issuable upon exercise of warrants held by Physician Corporation of America.

                              PLAN OF DISTRIBUTION


     The following Plan of Distribution applies to offerings of both the Securities and the Individual Shares. For the purposes of this Plan of Distribution, a reference to "Securities" shall mean the Debentures, the Common Stock and the Individual Shares, and a reference to "Selling Securityholder" shall mean both the Selling Securityholders and the Selling Stockholders.


     The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) an exchange distribution in accordance with the rules of such exchange; (v) face-to-face transactions between sellers and purchasers without a broker-dealer; (vi) through the writing of options; (vii) to underwriters who will acquire the Securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time); and (viii) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders, the purchase price paid by any underwriter for Securities purchased from the Selling Securityholders, any discounts, commissions or other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein. Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. Regulation M, which replaces Rules 10b-6 and 10b-7 effective as of March 4, 1997, contains similar limitations on the distribution and sale of the Securities hereunder. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.


     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.


     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.



     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Debentures by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Pursuant to agreements between the Company and certain of the Selling Stockholders, the Company and certain of the Selling Stockholders have agreed to indemnify each other against certain liabilities under the Securities Act.



                                 LEGAL MATTERS


     The validity of the Securities offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of FPA as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in the Form 10-K, as amended by Form 10-K/A, and the Supplemental Consolidated Financial Statements of FPA appearing herein as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing therein, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, have been audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, incorporated herein by reference have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions). The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 (which are combined with those of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates) have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report incorporated herein by reference. Such financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

     The financial statements of Foundation Health IPA as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from June 7, 1994 (date of inception) to December 31, 1994, incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and has been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of FPA Medical Management, Inc.:


     We have audited the supplemental consolidated balance sheets of FPA Medical Management, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related supplemental consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger with Sterling Healthcare Group, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. We did not audit the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1994 and 1995 or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for each of the two years in the period ended December 31, 1995, which statements reflect total assets of $26,742,105 and $78,608,252 as of December 31, 1994 and December 31, 1995, respectively, and total revenues of $39,255,573 and $115,659,527 for the seven-month period ended December 31, 1994 and the year ended December 31, 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sterling Healthcare Group, Inc. for 1994 and 1995 is based solely on the report of such other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP


March 8, 1996 (Except for the pooling of interests with Sterling Healthcare Group, Inc.
as described in notes 1 and 22, for which the date is October 31, 1996)
San Diego, California

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida


     We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Miami, Florida
March 15, 1996

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1995 AND 1994 AND SEPTEMBER 30, 1996 (UNAUDITED)

                                                                       DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,
                                                                           1994             1995            1996
                                                                       ------------     ------------    -------------
                                                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $ 2,136,870      $ 2,071,173      $  2,526,679
  Marketable securities..............................................   10,079,811        9,329,840         1,555,463
  Accounts receivable -- net.........................................   16,890,026       40,229,995        76,292,294
  Accounts receivable -- other.......................................    2,199,046        4,636,973        14,241,511
  Current portion of note receivable from FPASD......................       18,601          300,086           650,953
  Prepaid expenses...................................................      371,977          656,003         6,894,980
  Income tax receivable..............................................      163,560        1,227,949           970,300
  Deferred income tax asset..........................................    1,370,885        2,861,898         4,108,336
                                                                       -----------      ------------     ------------
        Total current assets.........................................   33,230,776       61,313,917       107,240,316
PROPERTY AND EQUIPMENT -- net........................................    3,141,343        9,591,799        19,850,200
RESTRICTED CASH AND DEPOSITS.........................................                     3,285,000         7,804,728
GOODWILL -- net of accumulated amortization of $112,818 and
  $1,724,606 in 1994 and 1995, respectively..........................    7,672,401       69,498,404       127,029,623
INTANGIBLE ASSETS -- net of accumulated amortization of $11,976 and
  $249,682 in 1994 and 1995, respectively............................      282,840        5,988,579         6,620,909
NOTE RECEIVABLE FROM FPASD -- net of current portion.................       66,939
INVESTMENT IN GLHP...................................................                     1,994,900         4,994,900
OTHER ASSETS.........................................................      657,207          733,937         2,378,677
                                                                       -----------      ------------     ------------
        Total assets.................................................  $45,051,506      $152,406,536     $275,919,553
                                                                       ===========      ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................  $ 6,894,855      $14,851,559      $ 19,091,901
  Claims payable, including incurred but not reported claims.........    1,284,806       10,247,476        47,474,955
  Accrued payroll and related liabilities............................      207,686        1,363,304         3,202,891
  Borrowings on line of credit.......................................                       788,325
  Current portion of accrued liability for professional liability
    claims...........................................................      475,100          610,000           650,000
  Current portion of long-term debt..................................      976,258        7,042,635        52,273,026
  Income taxes payable...............................................    1,228,488          436,775         2,273,591
                                                                       -----------      ------------     ------------
        Total current liabilities....................................   11,067,193       35,340,074       124,966,364
BANK LINE OF CREDIT..................................................    2,662,242       10,000,000        10,000,000
LONG-TERM DEBT -- net of current portion.............................    2,987,348        9,012,552        13,563,331
ACCRUED LIABILITY FOR PROFESSIONAL LIABILITY CLAIM, net of current
  portion............................................................    2,013,400        2,440,000         2,475,000
DEFERRED INCOME TAX LIABILITY........................................    1,894,903        1,989,770         1,746,461
OTHER LONG TERM PAYABLES.............................................      100,000          392,275         2,476,015
MINORITY INTEREST....................................................                         4,900
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value per share, 2,000,000 shares authorized, no shares outstanding................................
  Common stock, $.002 par value, 18,000,000 shares authorized,
    14,723,351 and 19,198,825 shares issued and outstanding at
    December 31, 1994 and 1995, respectively.........................       29,447           38,398            41,280
  Additional paid-in capital.........................................   23,237,532       87,650,858       107,378,995
  Stock subscriptions receivable.....................................      (14,227)
  Stock payable......................................................                       567,000           493,100
  Accumulated earnings...............................................    1,420,010        5,253,975        13,023,437
  Less: Deferred Compensation -- stock options.......................     (346,342)        (283,266)         (244,430)
                                                                       -----------      ------------     ------------
        Total stockholders' equity...................................   24,326,420       93,226,965       120,692,382
                                                                       -----------      ------------     ------------
        Total........................................................  $45,051,506      $152,406,536     $275,919,553
                                                                       ===========      ============     ============

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 31,
                                        ----------------------------------------   ---------------------------
                                           1993          1994           1995           1995           1996
                                        -----------   -----------   ------------   ------------   ------------
                                                                                           (UNAUDITED)
Managed care revenue..................  $13,987,914   $18,193,286   $ 49,880,875   $ 28,878,594   $171,500,742
Fee-for-service revenue, net of
  contractual allowances..............                 39,498,164    118,470,607     82,712,463    117,770,282
                                        -----------   -----------   ------------   ------------   ------------
Operating revenue.....................   13,987,914    57,691,450    168,351,482    111,591,057    289,271,024
Medical services -- Professional
  Corporations........................    3,748,153     4,173,204      7,234,374      4,120,715     15,971,210
Medical services -- others............    6,599,651    35,808,319    100,257,463     66,770,586    188,825,812
                                        -----------   -----------   ------------   ------------   ------------
                                          3,640,110    17,709,927     60,859,645     40,699,756     84,474,002
General and administrative expense....    3,471,056    14,977,655     52,733,714     34,111,833     68,769,573
                                        -----------   -----------   ------------   ------------   ------------
Income from operations................      169,054     2,732,272      8,125,931      6,587,923     15,704,429
OTHER INCOME (EXPENSE):
  Interest and other income...........       12,325       186,955        609,297        389,490        443,071
  Interest expense....................       (3,058)     (187,364)    (2,177,943)    (1,650,854)    (2,781,465)
                                        -----------   -----------   ------------   ------------   ------------
          Total other income
            (expense).................        9,267          (409)    (1,568,646)    (1,261,364)    (2,338,394)
                                        -----------   -----------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES............      178,321     2,731,863      6,557,285      5,326,559     13,366,035
PROVISION FOR INCOME TAXES............                    942,025      2,723,320      2,169,433      5,596,573
                                        -----------   -----------   ------------   ------------   ------------
NET INCOME............................  $   178,321   $ 1,789,838   $  3,833,965      3,157,126      7,769,462
                                        ===========   ===========   ============   ============   ============
NET INCOME PER SHARE..................                                      $.24           $.21           $.38
                                                                    ============   ============   ============
PRO FORMA (Note 1):
  Adjustment for employment
     agreements.......................  $ 1,228,004
  Adjustment to income tax expense....     (562,530)  $  (110,235)
                                        -----------   -----------
  Net income..........................      843,795     1,679,603
                                        ===========   ===========
  Net income per common share.........         $.27          $.19
                                        ===========   ===========

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                                                            STOCK                       DEFERRED
                                                          ADDITIONAL    SUBSCRIPTIONS   ACCUMULATED   COMPENSATION
                                                COMMON      PAID-IN     (RECEIVABLE)     EARNINGS        STOCK
                                                 STOCK      CAPITAL        PAYABLE       (DEFICIT)      OPTIONS         TOTAL
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, JANUARY 1, 1993.....................  $2,188    $     9,812     $ (10,000)    $ (548,149)                  $   (546,149)
  Receipt of payment for stock subscription...                               10,000                                        10,000
  Net income for the year ended December 31,
    1993......................................                                             178,321                        178,321
                                                -------   -----------   -------------   -----------                  ------------
BALANCES, DECEMBER 31, 1993...................   2,188          9,812                     (369,828)                      (357,828)
  Pooling of interests combination with
    Sterling Healthcare Group, Inc. effective
    October 31, 1996..........................  16,195      8,552,074                                  $ (369,000)      8,199,269
  Common stock issued through private
    placement for cash, net of costs..........   1,294      4,571,625                                                   4,572,919
  Preferred stock issued and redeemed.........             (3,750,000)                                                 (3,750,000)
  Common stock issued to former director for
    services rendered.........................      30        239,970                                                     240,000
  Common stock subscribed.....................       6         49,994       (50,000)
  Receipt of payment for stock
    subscriptions.............................                               35,773                                        35,773
  Common stock issued through initial public
    offering for cash, net of costs (including
    tax benefit of $160,924)..................   2,795     11,574,068                                                  11,576,863
  Common stock issued in connection with
    PrimeCare, Inc. acquisition...............     313      1,953,250                                                   1,953,563
  Stock warrants issued for cash..............                 43,365                                                      43,365
  Amortization of deferred compensation.......                                                             22,658          22,658
  Net income for the year ended December 31,
    1994......................................                                           1,789,838                      1,789,838
  One-for-one stock dividend, effective March
    1, 1995...................................   6,626         (6,626)
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, DECEMBER 31, 1994...................  29,447     23,237,532       (14,227)     1,420,010       (346,342)     24,326,420
  Common stock issued through public offering
    for cash, net of costs....................   8,501     50,392,907                                                  50,401,408
  Common stock issued in connection with
    acquisitions..............................     450     13,889,419                                                  13,889,869
  Stock options and warrants exercised........                156,000                                                     156,000
  Receipt of payments for stock
    subscriptions.............................                               14,227                                        14,227
  Common stock payable........................                              567,000                                       567,000
  Amortization and termination of deferred
    compensation options......................                (25,000)                                     63,076          38,676
  Net income for the year ended December 31,
    1995......................................                                           3,833,965                      3,883,965
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, DECEMBER 31, 1995...................  $38,398   $87,650,858     $ 567,000     $5,253,975     $ (283,266)   $ 93,226,965
  Stock options and warrants exercised
    (unaudited)...............................     515      9,059,920                                                   9,060,435
  Shares issued in connection with
    acquisitions (unaudited)..................     231        657,023                                                     657,254
  Shares issued in connection with the
    conversion of debt (unaudited)............   1,086      3,498,914                                                   3,500,000
  Shares issued in connection with PFI
    acquisition (unaudited)...................   1,050      6,524,280                                                   6,525,330
  Termination of deferred compensation options
    (unaudited)...............................                (12,000)                                                    (12,000)
  Amortization of deferred compensation
    (unaudited)...............................                                                             38,836          38,836
  Issuance of shares for stock payable
    (unaudited)...............................                              (73,900)                                      (73,900)
  Net income for the nine month period ended
    September 30, 1996 (unaudited)............      --             --            --      7,769,462             --       7,769,462
                                                -------   -----------   -------------   -----------   ------------   ------------
BALANCES, SEPTEMBER 30, 1996 (unaudited)......  41,280    107,378,995       493,100     13,023,437       (244,430)    120,692,382
                                                ========   ==========   ============    ===========   ============    ===========


                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
         AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                                                         NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------------------    ----------------------------
                                                          1993           1994            1995            1995            1996
                                                        ---------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................   $ 178,321    $  1,789,838    $  3,833,965    $  3,157,126    $  7,769,462
                                                        ----------   ------------    ------------    ------------    ------------
  Adjustments to reconcile net income to net cash
    provided by (used by) operating activities:
    Depreciation and amortization....................      50,943         570,733       3,419,060       2,102,874       6,240,009
    Imputed interest on notes payable................                                     132,489                          98,023
    Loss on disposal of business.....................                                     772,875
    Deferred compensation stock options..............                      22,658          38,076          29,132          26,835
    Impairment of goodwill...........................                                     434,602
    Changes in assets and liabilities, net of effects
      of acquisitions:
      Accounts receivable............................    (259,784)     (4,448,976)    (17,983,548)    (11,085,533)    (43,535,978)
      Income tax receivable..........................                    (163,560)     (1,064,389)     (1,087,850)      3,525,022
      Deferred income taxes..........................      40,000        (205,580)        591,545        (234,875)        633,085
      Accounts payable and accrued expenses..........      42,653         850,558         469,485        (825,630)     (1,639,891)
      Claims payable, including IBNR.................     153,522        (315,194)      5,348,274       3,499,051      37,227,479
      Accrued liability for professional claims
        liabilities..................................                    (124,216)       (738,500)       (188,500)       (375,000)
      Accrued payroll and related liabilities........     196,638          (7,157)        336,625         109,901       1,839,587
      Prepaid expenses and other assets..............     (27,453)       (129,057)       (507,908)       (360,858)     (6,278,445)
                                                        ----------   ------------    ------------    ------------    ------------
        Total adjustments............................     196,519      (3,949,791)     (8,751,314)     (8,042,288)     (2,239,274)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash provided (used) by operating
          activities.................................     374,840      (2,159,953)     (4,917,349)     (4,855,162)      5,530,188
                                                        ----------   ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (40,011)       (971,053)     (4,808,619)     (2,035,181)     (3,894,872)
  Payments for intangible assets.....................                    (270,621)     (1,703,570)       (858,930)     (2,323,849)
  Net payment (to) from FPASD........................    (129,912)         44,372        (214,546)         12,257        (350,867)
  Investment in GLHP.................................                                  (1,994,900)     (1,994,900)     (3,000,000)
  Net sale (purchase) of marketable securities.......                 (10,079,811)        749,971       7,209,053       7,774,377
  Acquisitions, net of cash acquired.................                  (3,713,133)    (38,529,816)    (22,713,070)    (13,276,035)
  Payments escrowed for acquisition..................                                  (3,285,000)      1,143,526      (4,519,728)
  Proceeds from sale of businesses...................                                   1,600,000
  Other..............................................                                     (46,212)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash used by investing activities........    (169,923)    (14,990,246)    (48,232,692)    (21,524,297)    (19,590,975)
                                                        ----------   ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from merger, net..........................     109,117       5,699,870
  Net proceeds from issuance of common stock.........                  11,441,604      50,401,408
  Net proceeds from private placement of stock.......                   4,812,919
  Redemption of preferred stock......................                  (3,750,000)
  Issuance of convertible subordinated notes
    payable..........................................                   1,000,000
  Proceeds from issuance of stock warrants...........                      43,365
  Proceeds from exercise of stock options and
    warrants.........................................                                     156,000         156,000       8,057,854
  Issuance of notes payable..........................                                                                  47,802,427
  Net borrowings under bank line of credit...........                     207,242       7,814,781      29,644,059         469,116
  Receipt of payment for stock subscriptions.........      10,000          35,773          14,227          12,782
  Payments on long-term debt.........................      (2,724)       (922,779)     (5,302,072)     (4,192,641)    (41,813,105)
  Deferred public offering costs.....................     (25,665)                                       (420,454)
                                                        ----------   ------------    ------------    ------------    ------------
        Net cash provided by financing activities....      90,728      18,567,994      53,084,344      25,199,746      14,516,292
                                                        ----------   ------------    ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH......................     295,645       1,417,795         (65,697)     (1,209,713)        455,505
CASH, AND CASH EQUIVALENTS BEGINNING OF PERIOD.......     423,430         719,075       2,136,870       2,136,870       2,071,174
                                                        ----------   ------------    ------------    ------------    ------------
CASH, END OF PERIOD..................................   $ 719,075    $  2,136,870    $  2,071,173    $    927,157    $  2,526,679
                                                        ==========   ============    ============    ============    ============

                       See notes to financial statements.

                                                                                                          NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                        -----------------------------------------    ----------------------------
                                                          1993           1994            1995            1995            1996
                                                        ---------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
Supplemental cash flow information:
  Cash paid for interest.............................   $   3,502    $    117,400    $  1,957,194    $     47,090    $  1,819,130
  Cash paid for income taxes.........................   $     800    $  1,840,296    $  4,781,045    $      9,350    $    870,382
  Equipment acquired under capital leases............   $  27,702    $    155,361    $    438,643    $    270,776    $  1,137,712
  Common stock issued in connection with
    acquisitions.....................................   $      --    $  4,741,976    $ 13,889,870    $  8,535,359    $  8,941,657
  Common stock to former director for services
    rendered.........................................   $      --    $    240,000    $         --    $         --    $         --

                       See notes to financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The merger of FPA Medical Management, Inc. and Subsidiaries ("FPA") and Sterling Healthcare Group, Inc. ("Sterling") has been accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of FPA and Sterling (Sterling amounts are included from June 1, 1994, the date of inception). Information concerning common stock and per share data has been restated on an equivalent share basis. There were no material adjustments to the accounts of Sterling as a result of adopting the same Accounting Principles of the Company.

     GENERAL -- FPA Medical Management, Inc., a Delaware corporation incorporated in 1994, is a national health care management service organization which, through its network of primary care physicians and affiliated professional corporations ("Professional Corporations"), contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related health care services to their enrollees who select FPA network primary care physicians. In March 1994, two predecessor entities of FPA, Family Practice Medical Management Corp., a California corporation incorporated in 1986, and FPA Medical Management, Inc., a California corporation incorporated in 1992, were merged into FPA. The accompanying supplemental financial statements present the financial position and results of operations of FPA and the predecessor entities, including the accounts of the FPA subsidiaries, certain Professional Corporations, and Sterling (collectively, the "Company").

     FPA and its subsidiaries currently manage the provision of prepaid health care services for networks of primary care physicians in California, Arizona, Texas, Florida, Delaware, Michigan, and New Jersey. The "FPA Network" consists of Professional Corporations and various independent practitioners.

     The Professional Corporations contract with Payors to provide for the delivery of health care services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements (see Note
2), the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

     The Company through Sterling provides physician contract management for hospital emergency and anesthesia departments in 20 states at December 31, 1995. The Company also operates six primary care medical facilities at December 31, 1995 in three states. The Company also has a physician recruiting and medical management consulting division and publishes a monthly magazine. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted health care professionals to contract directly with the patients. Therefore, the Company bills and collects directly from the patient or third party payor for the professional component of the charges for medical services rendered by the Company's contracted health care professionals. The Company contracts, on an independent contractor basis, directly with the physicians who provide such medical services. The physicians are compensated based on an hourly rate in accordance with independent contractor agreements.

     FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporation. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. However, due to a parent-subsidiary relationship

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

under generally accepted accounting principles as described above, FPA has consolidated the financial statements of the following Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of all of the following subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

     - Arizona Managed Care Services, Inc.

     - Arizona Managed Care Physicians, IPA, Inc.

     - Family and Senior Care, Inc.

     - FPA Medical Management of Michigan, Inc.

     - FPA Medical Management of South Carolina, Inc.

     - FPA Gonzaba Management Services Organization, Inc.

     - OPSU, Inc.

     - PrimeCare, Inc.

     - Family Practice Associates of San Diego, Inc., an Osteopathic corporation

     - FPA Medical Group of California, an Osteopathic corporation

     - FPA Medical Group of New Jersey, a professional corporation

     - FPA Medical Group of Pennsylvania, a medical corporation

     - Arizona Managed Care Providers Ltd.

     - William Gonzaba, M.D., a professional, d/b/a Gonzaba Medical Group

     - FPA Independent Practice Association, an Osteopathic corporation

     - FPA Medical Group of South Carolina, P.C.

     - VIP IPA

     - Foundation Health IPA

     - Century Family Medical Group, Inc.

     - Physicians First, Inc.

     - Family First Medical Centers, Inc.

     - Physicians Medical Group of Florida, Inc.

     - FPA Family Pharmacy, Inc.

     - FPA Acquisition Corporation

     - FPA Medical Management of California, Inc.

     - FPA Medical Group of Delaware, P.A.

     - Family Practice Associates of Southern California, an Osteopathic Medical Corporation

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     - FPA Medical Group of Texas, a Texas Professional Association

     - FHC IPA, Inc.

     - Sterling Healthcare Group, Inc.

     - Sterling Mednet Administrative Services, Inc.

     - Sterling Sub Texas, Inc.

     - Sterling Medical Group, Inc.

     - Sterling Physicians Services of America, Inc.

     - Sterling Miami, Inc.

     - Sterling Anesthesia, Inc.

     - Sterling Regional Emergency Services, Inc.

     - Sterling Mednet Emergency Services, Inc.

     - Sterling Billing Services Corp.

     - Sterling Physicians Group of Texas, Inc.

     - Sterling Medical Group of Michigan, Inc.

     - Sterling Real Property Melbourne, Inc.

     - Sterling Medical Group of Florida, Inc.

     - Sterling Professional Emergency Physicians, LLC

     - Sterling Healthcare of Texas, a Texas professional association

     - FPA Acquisition Corp.

     REVENUES AND ACCOUNTS RECEIVABLE -- Capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to three years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

     The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Additionally, under global capitation contracts, the Company receives a fixed monthly amount per enrollee after which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee after which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in excess of inpatient cost.

     As a result of physician acquisitions, FPA has historically also generated fee-for-service revenues through the Professional Corporations. These revenues are presented net of contractual deductions.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     Fee for service revenue from patient services, primarily Sterling's, is reported on the accrual basis, net of Estimated third-party contractual adjustments. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual adjustments and uncollectibles is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party payors including Medicare and Medicaid, patients and others for services rendered. The Company has arrangements to supplement patient revenues not achieving specified levels or to cover front-end staffing and insurance costs.

     The concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and payors, including various governmental agencies in the states in which the Company operates. The Company does not require collateral relating to accounts or subsidy receivables. Sterling's revenues received directly from governmental agencies made up approximately 26.8% and 30.2% of net operating revenue for the years ended December 31, 1994 and 1995.

     MEDICAL SERVICES EXPENSE -- Through the Professional Corporations, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis. The costs of referrals to specialty care physicians are paid on either a discounted fee-for-service or capitation basis. The majority of medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis (for primary care only), respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

     FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services, both policies on a per member per year basis, at which point substantially all financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer up to a specified level, at which point the risk for loss returns to the Company.

     CASH AND CASH EQUIVALENTS -- Cash equivalents are defined as highly liquid financial instruments with maturities of 90 days or less from the date of purchase and so near maturity that there is insignificant risk of changes in value because of interest changes. The Company maintains its cash and cash equivalents with high quality financial institutions. At times, such balances may be in excess of the federally insured limit of $100,000. A substantial portion of FPA's cash is deposited in four financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

     MARKETABLE SECURITIES -- Marketable securities represent the invested proceeds of the FPA's public offerings of Common Stock and consist of U.S. Treasury and government agency obligations, corporate debt securities, and money market funds. Such securities have been classified by management of FPA as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been reported.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of the assets, generally three to thirty years. Equipment under capital leases is amortized using the straight-line method over the shorter period of the lease term or the estimated useful life of the equipment. Maintenance and repairs are charged to expense as incurred. Significant renewals or betterments are

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

capitalized. When property and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts and any relating gain or loss is reflected in earnings.

     RESTRICTED CASH AND DEPOSITS -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash. At December 31, 1995, $3,000,000 of this balance relates to a pending acquisition (see Note 20).

     GOODWILL -- The Company has classified as goodwill the excess of the purchase price over the fair value of the assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 40 years. At each balance sheet date, the Company evaluates the recoverability of goodwill and based upon such evaluation, management believes that no material impairment of goodwill has occurred. In December 1995, the Company sold and closed a total of eight primary care clinics. In connection with the sale and closing, the Company recorded a charge for impairment of goodwill in the amount of $434,000. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life at December 31, 1995.

     INTANGIBLE ASSETS -- Intangible assets consist primarily of capitalized costs of geographic expansion related to the Company's operations in new regions and non-compete agreements associated with acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit, ranging from five to fifteen years. Intangible assets also consist of unamortized loan costs, which are comprised of costs incurred on obtaining financing, and are amortized over the term of the related debt.

     INCOME TAXES -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the liability method for deferred income taxes (see Note 11).

     PROFESSIONAL LIABILITY COVERAGE -- The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate, based on an actuarial valuation, of its liabilities for claims incurred but not reported. Such liabilities are not discounted.

     PRO FORMA INFORMATION -- The pro forma net income and net income per share information in the accompanying consolidated statements of operations reflect the effects on historical results as if (i) compensation to certain of FPA's officers had been consistent with the employment agreements entered into as of January 1, 1994 and (ii) FPA had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

     NET INCOME PER COMMON SHARE -- Net income per common share is computed based on the weighted average number of shares outstanding, giving retroactive effect to all stock splits, including a one-for-one stock dividend effective March 1, 1995. Common equivalent shares consist of the dilutive effect of outstanding options and warrants calculated using the treasury stock method.

     STOCK OPTIONS -- The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional paid-in capital. To the extent that the Company realizes an income tax benefit from the exercise or early disposition of certain stock options, this benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

     NEW ACCOUNTING STANDARDS -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

January 1, 1996. SFAS No. 121 requires that long-lived and certain intangible assets held and used by the Company be reviewed for impairment. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

     RECLASSIFICATIONS -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

     ACCOUNTING ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     UNAUDITED FINANCIAL INFORMATION -- The consolidated financial information for the nine months ended September 30, 1996 and 1995 included in the supplemental consolidated financial statements and notes thereto are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the nine months ended September 30, 1996 is not necessarily indicative of the results to be expected for the entire year.

2. ADMINISTRATIVE SERVICES AGREEMENTS

     Under administrative services agreements with the Professional Corporations, FPA and its subsidiaries provide administrative and operational services such as contract management, marketing, financial reporting, utilization review, case management, claims processing and payment, and quality assurance. Pursuant to the agreements, the Professional Corporations assign to FPA and its subsidiaries as agent all capitation revenues and substantially all shared risk pool revenues they are entitled to receive under contracts with Payors for prepaid medical services. In their capacities as agents for the Professional Corporations, FPA and its subsidiaries remit a portion of the capitation payments to the primary care physicians in the FPA Network based on the number of enrollees each physician covers and disburses funds required to discharge obligations arising from the Payor agreements. As compensation for services rendered under the agreement, FPA and its subsidiaries generally retain all revenue in excess of its costs, as defined in the agreement.

     The administrative services agreements, except for the agreement with FPASD, also provide for the assignment of all fee-for-service revenues in exchange for expanded management services, including the provision of facilities, non-medical staff and medical supplies for the Professional Corporation's medical offices, billing for services performed on a fee-for-service basis, and other services. Because the administrative services agreement with FPASD does not assign all of its revenues to FPA and does not obligate FPA to provide FPASD the expanded management services described above, unilateral and perpetual control does not exist. The operations of FPASD have not been consolidated into these financial statements.

     For the years ended December 31, 1993, 1994 and 1995, total revenues assigned to FPA and its subsidiaries under these agreements were $13,987,914, $18,435,877 and $52,691,955, respectively, and

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

medical services expenses to the Professional Corporations totaled $3,748,153, $4,173,204, and $7,234,374, respectively. Additionally, prior to January 1, 1994, FPA paid FPASD fixed monthly fees for certain other medical services provided for the Company.

     The administrative services agreements between FPA or its subsidiaries and the Professional Corporations generally expire in 2003, 2004 or 2005, subject to renewal for an additional ten years at the option of FPA or its subsidiaries. Thereafter, the agreements renew for successive ten-year periods unless notice of intent to let the agreements expire is given by either party.

3. MARKETABLE SECURITIES

     Marketable securities at December 31 include the following (at cost which approximates fair value):

                                                                1994            1995
                                                             -----------     ----------
        U.S. Treasury and government agency obligations....  $ 4,989,820
        Corporate debt securities..........................    4,694,270     $8,228,788
        Money market funds.................................      395,721      1,101,052
                                                             -----------     ----------
                  Total....................................  $10,079,811     $9,329,840
                                                             ===========     ==========

     The marketable securities held by the Company at December 31, 1995 have contractual maturities through March 1998.

4. RELATED PARTY TRANSACTIONS

     During 1995, FPA entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaces a previous loan with a maximum balance of $155,000. At December 31, 1994 and 1995, the balance was $85,540 and $300,086, respectively. The entire outstanding balance, including accrued interest at 7%, is due on demand.

     In connection with a note between FPASD and a hospital ("Hospital"), FPA agreed that it will delay receipt of its shared risk pool revenue payments related to two Payor agreements until FPASD pays off the note, which is due September 30, 1996. FPA will earn interest at prime plus 1% on the earned shared risk pool revenue until it is received. Further, until the note payment is made, the Company has agreed not to enter into capitated agreements with other hospitals in San Diego, unless Hospital first elects not to participate in any such agreement. FPA and FPASD have agreed that FPA will receive certain additional shared risk pool funds until the note is paid in full.

     GMSO leases from an officer of GMSO its main facility, certain leasehold improvements, and certain medical and office equipment pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the officer, require FPA to acquire the facility at its fair market value.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                     1994           1995
                                                                  ----------     ----------
    Land........................................................  $   25,000     $   25,000
    Building....................................................     139,825        139,825
    Computer hardware and software..............................     317,885      1,730,733
    Furniture, fixtures and equipment, including medical
      equipment.................................................   3,760,154      7,519,444
    Leasehold improvements......................................     101,457      1,479,653
                                                                  ----------     ----------
                                                                   4,344,321     10,894,655
    Accumulated depreciation and amortization...................  (1,231,698)    (2,576,385)
                                                                  ----------     ----------
                                                                   3,112,623      8,318,270
    Capitalized software development costs......................      28,720      1,273,529
                                                                  ----------     ----------
    Property and equipment, net.................................  $3,141,343     $9,591,799
                                                                  ==========     ==========

6. DEBT

     CONVERTIBLE SUBORDINATED NOTES PAYABLE -- On October 5, 1994, FPA sold $1,000,000 of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bear interest at 6%, payable semiannually, with principal due October 1999. The notes are convertible into Common Stock of FPA at the option of the holders at any time prior to maturity at a conversion price of $5.00 per share, subject to certain antidilution provisions. These notes were converted during 1996.

     CONVERTIBLE PROMISSORY NOTE -- In connection with the acquisition of GMSO on November 1, 1995 FPA issued a 36-month, $2,500,000 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. These notes were paid off during 1996.

     LINES OF CREDIT -- At December 31, 1995, GMSO maintained agreements with a financial institution providing lines of credit totaling $1,400,000. Interest and amounts borrowed under these lines are payable monthly at the prime rate (8.5% at December 31, 1995). Borrowings under the lines of credit at December 31, 1995 were $788,325. In January 1996, the balance was repaid in full.

     On December 31, 1994, Sterling had a $25,000,000 revolving credit facility with an outstanding balance of $2,662,242 which was replaced on August 31, 1995 with a $50,000,000 revolving credit facility. At December 31, 1995, borrowings under the line of credit were $10,000,000. On October 31, 1996, this facility was repaid and terminated.

     Sterling total outstanding borrowings on October 1, 1997 will convert to a term loan payable in 20 equal quarterly installments of principal plus accrued interest. The extent of the credit facility is available at the Sterling's option, provided that total outstanding borrowings under the facility plus other permitted senior indebtedness shall not exceed a multiple of 3 times (2.75 times as of July 31, 1996 and 2.5 times as of July 31, 1997) the Company's consolidated annual cashflow, as defined. At December 1, 1995, $17,000,000 in additional borrowings was available under the revolving credit facility. The line is collateralized by (i) the capital stock of all existing and future subsidiaries, (ii) intercompany notes executed by all subsidiaries, and (iii) all personal property of Sterling. The revolving credit facility contains covenants that among other things, require Sterling to maintain certain financial ratios and impose certain limitations with respect to additional indebtedness, mergers and acquisitions, liens and encumbrances, disposition of assets, transactions with related parties, investments and the payment of dividends. Sterling was in compliance with the terms of the revolving credit facility at December 31, 1995.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The interest rate is determined based on Sterling's ratio of senior debt to annualized cash flow, as defined, and accrues at the bank's prime rate plus .25% to .75%, payable quarterly, or the LIBOR rate plus 1.50% to 2.25%, payable at the end of each interest period, at Sterling's option. As of December 31, 1994 and 1995, the interest rate was 8.75% and 8.125%, respectively. The weighted average interest rate on short term borrowings was 6.8% and 8.4% for the years ended December 31, 1994 and 1995, respectively.

     Based upon the amount outstanding at December 31, 1995 under the revolving credit facility, maturities for each of the next five years and thereafter would be as follows, assuming conversion to a note payable on October 1, 1997:

                            YEAR ENDING DECEMBER 31,
        ----------------------------------------------------------------
        1997............................................................  $   500,000
        1998............................................................    2,000,000
        1999............................................................    2,000,000
        2000............................................................    2,000,000
        Thereafter......................................................    3,500,000
                                                                          -----------
                                                                          $10,000,000
                                                                          ===========

     CAPITAL LEASES -- The Company leases equipment under capital leases which expire at various dates through the year 2000.

     NOTES PAYABLE -- In connection with certain acquisitions, the Company has entered into various additional notes payable.

     The following is a summary of long-term debt:

                                                                         1994           1995
                                                                      ----------     ----------
Notes payable, interest ranging from 7% to 8.5% and principal due
  through January 1, 2002...........................................  $  259,565     $5,270,421
Note payable, interest at 9% and principal due November 9, 1997.....                  2,500,000
Convertible note payable, interest at 9% and principal due
  November 9, 1998..................................................                  2,500,000
Notes payable to former shareholders of Sterling Health Care, Inc.
  interest at rates ranging from 5% to 5.54%, payable in 60 monthly
  installments to maturity, January 1998............................   2,056,464      1,372,895
Notes payable to former shareholder of Emergency Physicians Group, interest at prime, payable in two equal installments in December
  1996 and 1997.....................................................                  1,200,000
6% convertible subordinated notes, interest payable April 5th and
  October 5th through 1999, principal due October 5, 1999...........   1,000,000      1,000,000
Notes payable to a financial institution, interest ranging from 7%
  to 8.5%, paid in full in January 1996.............................                    714,858
Notes payable to former shareholder of MedNet, payable in January
  1996..............................................................                    266,761
Other...............................................................     647,577      1,230,252
                                                                      ----------     ----------
          Total.....................................................   3,963,606     16,055,187
Less current portion................................................     976,258      7,042,635
                                                                      ----------     ----------
Long-term debt, net of current portion..............................  $2,987,348     $9,012,552
                                                                      ==========     ==========

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     At December 31, 1995, future payments on long-term debt are as follows:

                                                                NOTES PAYABLE       CAPITAL
                                                                  AND OTHER         LEASES
                                                                -------------     -----------
    1996......................................................   $  6,638,759     $   500,895
    1997......................................................      4,298,023         328,896
    1998......................................................      2,900,966         139,596
    1999......................................................      1,130,518          29,241
    2000......................................................        134,027           3,458
    Thereafter................................................        111,419
                                                                  -----------     -----------
                                                                 $ 15,213,712       1,002,086
                                                                  ===========
    Less amount representing minimum interest due on capital
      leases..................................................                       (160,611)
                                                                                  -----------
    Present value of net minimum capital lease payments.......                        841,475
    Notes payable and other...................................                     15,213,712
                                                                                  -----------
    Total long-term debt......................................                    $16,055,187
                                                                                  ===========

     The fair market value of the Company's debt approximates its reported carrying value.

7. MAJOR CUSTOMERS

     In 1993, FPA had four Payors which accounted for 38%, 12%, 11% and 10%, respectively, of FPA's operating revenue, assigned from Professional Corporations. In 1994, FPA had two Payors which accounted for 33% and 10%, respectively, of FPA's operating revenue, assigned from Professional Corporations. In 1995, FPA had two Payors which accounted for 26% and 15%, respectively, of FPA's operating revenue, assigned from Professional Corporations. The foregoing percentages exclude the effects of the Sterling Merger.

8. COMMITMENTS AND CONTINGENCIES

     LEGAL -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

     On September 21, 1991, FPASD and five founding directors of FPA were named as defendants in a civil suit in the United States District Court of California brought under the provisions of the Federal Civil False Claims Act. The complaint sets forth numerous allegations of improper conduct by the defendants concerning unsubstantiated billing, improper record keeping and other related infractions. The Department of Justice conducted an investigation and, at present, has declined to intervene in the case. FPASD and the five founding directors of the Company believe the case to be without merit and intend to defend the action vigorously. In December 1995, FPA was named as an additional defendant in the suit and in February 1996 was dismissed from the suit.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The Company is a party to certain facilities leases which terminate at various dates through October 2009. Future minimum lease payments required under all operating leases are as follows:

                                                                                   RENTS
                                                                                 RECEIVABLE
                                                                  OPERATING        UNDER
                                                                   LEASES        SUBLEASES
                                                                 -----------     ----------
    1996.......................................................  $ 4,572,567     $  283,776
    1997.......................................................    4,206,795        264,288
    1998.......................................................    3,825,767        254,400
    1999.......................................................    3,117,026        254,400
    2000.......................................................    2,434,131        256,944
    Thereafter.................................................    8,562,389        674,150
                                                                 -----------     ----------
              Total............................................  $26,718,675     $1,987,958
                                                                 ===========     ==========

     For 1993, 1994 and 1995, total expense under these non-cancelable operating leases was $504,503, $844,094 and $2,966,964, respectively.

9. STOCKHOLDERS' EQUITY

     STOCK SPLITS AND DIVIDENDS -- The accompanying consolidated financial statements and notes retroactively reflect all stock splits, and a one-for-one Common Stock dividend distributed April 3, 1995 to stockholders of record on March 1, 1995. All share, per share and stock option data have been restated to reflect the stock splits and dividend.

     PREFERRED STOCK -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of Common Stock.

     OMNIBUS STOCK OPTION PLAN -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, the stockholders authorized an increase in the total number of shares which may be granted under the plan to 1,500,000. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

     1994 PHYSICIAN STOCK OPTION PLAN -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

     1995 NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN -- On July 13, 1995, the stockholders approved the 1995 Non-Employee Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     Stock option transactions and prices are summarized as follows:

                                                                                         1995
                                                                                     NON-EMPLOYEE
                                                                        1994          DIRECTORS'
                                                                     PHYSICIAN       NON-QUALIFIED
                                                  OMNIBUS STOCK     STOCK OPTION     STOCK OPTION
                                                   OPTION PLAN          PLAN             PLAN
                                                  -------------     ------------     ------------
    Shares under option:
    Outstanding at January 1, 1994
      Granted...................................        858,254
      Exercised.................................
      Canceled..................................         (3,000)
                                                      ---------
    Outstanding at December 31, 1994............        855,254
      Granted...................................        709,072        477,460          17,500
      Exercised.................................
      Canceled..................................        (13,692)           (25)
                                                      ---------        -------          ------
    Outstanding at December 31, 1995............      1,550,634        477,435          17,500
                                                      =========        =======          ======
    Average option price per share:
      At December 31, 1994......................    $      5.11            N/A             N/A
      At December 31, 1995......................    $      7.72       $   7.05          $ 8.40
    Options exercisable:
      At December 31, 1994......................        100,000
      At December 31, 1995......................        213,832         31,500

     WARRANTS -- In connection with FPA's initial public offering, FPA sold for $43,290 to the representatives of the underwriters warrants to purchase up to 260,000 shares of Common Stock. The warrants are exercisable through October 20, 1999 at $6.00 per share, subject to certain anti-dilution provisions. Additionally, FPA granted to one of the representatives of the underwriters warrants to purchase an additional 15,000 shares of FPA's Common Stock in exchange for certain advisory services and $75. The warrants are exercisable through November 22, 1999 at $6.00 per share, subject to certain anti-dilution provisions.

10. COMPENSATION AGREEMENTS

     The Company has employment agreements with its executive officers, which expire at various dates through 2001. Such agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually for cost-of-living changes and merit increases, as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1995, excluding bonuses, exceeds $10,000,000.

11. INCOME TAXES

     Upon the inception of FPA in October 1992, FPA elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. Effective January 1, 1994, FPA revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit at the date it became a taxable enterprise.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     The components of the income tax expense as of December 31 are as follows:

                                                                    1994           1995
                                                                  ---------     ----------
    Federal expense:
      Current...................................................  $ 974,870     $2,190,978
      Deferred..................................................   (181,312)       204,808
                                                                  ---------     ----------
    State expense:
      Current...................................................    171,936        348,882
      Deferred..................................................    (23,469)       (21,348)
                                                                  ---------     ----------
                                                                  $ 942,025     $2,723,320
                                                                  =========     ==========

     The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because the effect of the following items:

                                                                             1994     1995
                                                                             ----     ----
    Tax expense at U.S. statutory rate.....................................    34%      34%
    Revocation of FPA S Corporation status.................................  (4.9)
    State taxes, net of Federal income tax benefit.........................   3.2      3.7
    Goodwill amortization..................................................            1.7
    Other..................................................................   2.2      2.1
                                                                            ------    ----
                                                                                -
              Total income tax expense.....................................  34.5%    41.5%
                                                                            ======   ======


     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets liability at December 31 are as follows:

                                                                        1994           1995
                                                                     ----------     -----------
Deferred tax assets:
  Allowance for uncollectible accounts.............................  $1,123,154     $ 2,307,580
  Accrued liability for professional liability claims..............     362,308         321,256
  Net operating losses.............................................     173,667         296,511
  Other............................................................      28,534          50,392
                                                                     ----------     -----------
          Total deferred tax assets................................   1,687,663       2,975,739
Deferred tax liabilities:
  Geographic expansion costs.......................................    (101,068)       (179,893)
  Acquisition costs currently deductible...........................                    (231,498)
  Fixed assets.....................................................                    (351,833)
  Deferred compensation............................................                     (57,565)
  Depreciation and amortization....................................    (106,458)       (656,625)
                                                                     ----------     -----------
          Total deferred tax liabilities...........................    (207,526)     (1,477,414)
Net deferred tax assets (liability)................................  $1,480,137     $ 1,498,325
                                                                     ==========     ===========

     No valuation allowance was deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

     - The carrying amount of cash and cash equivalents approximates fair value because of the short maturities of those instruments.

     - The carrying amount of debt outstanding under the revolving credit facility approximates fair market value because the interest rate is variable, based upon prime or LIBOR.

     - The carrying amount of notes payable in the aggregate at December 31, 1995 approximates fair value.

13. NEW JERSEY ACQUISITION

     On November 7, 1994, the Company acquired substantially all of the outstanding capital stock of PrimeCare, Inc. ("PrimeCare"), an independent practice association of physicians operating in southern New Jersey, for 312,570 shares of FPA's Common Stock, valued at $1,953,563. Additionally, the Company capitalized $307,133 in costs related to the acquisition. The acquisition was accounted for under the purchase method. Goodwill recorded as a result of the acquisition of PrimeCare is being amortized over 15 years on a straight-line basis.

     Under the terms of the PrimeCare acquisition, each former PrimeCare shareholder has agreed, for a period of 18 months following the PrimeCare closing (if PrimeCare has not entered into contracts with Payors in the southern New Jersey region for the provision of all outpatient medical services covering at least 25,000 members (the "Enrollment Date") during the 18 months following the PrimeCare closing) or four years following the PrimeCare closing (if Enrollment Date has occurred during the 18 months following the PrimeCare closing), not to join or affiliate with, or offer any medical services through any management services organization or similar organization that contracts with Payors with which the Company or its affiliated entities currently contract. Additionally, if the Company contracts with Payors whose members are then being serviced by physicians who are former PrimeCare shareholders, such physicians will use their best efforts to convert such members to the Company's network. Each such physician has also granted to the Company, for an identical period of time, a right of first refusal to purchase such physician's interest in his or her practice.

14. MICHIGAN SUBSIDIARY

     On April 10, 1995, the Company signed an exclusive agreement to provide management services through a majority-owned subsidiary, QualNet, with Great Lakes Health Plan, Inc. ("GLHP") headquartered in Southfield, Michigan. GLHP was licensed as a health maintenance organization from the Michigan Department of Insurance in 1996. GLHP expects to service Medicaid enrollees in four counties which currently have over 50,000 eligible Medicaid recipients. GLHP also expects to market to commercial members following the initial Medicaid enrollment. In connection with this transaction, the Company invested $2,000,000 in GLHP and QualNet. QualNet began limited start-up operations on April 10, 1995. Included in intangible assets at December 31, 1995 are $266,034 in start-up costs related to activity in Michigan. These costs are being amortized over five years, beginning when operations commence in Michigan.

15. ARIZONA ACQUISITIONS

     Effective July 1, 1995, the Company acquired all of the outstanding shares of AMCS and WMPS. The purchase price (including direct costs) was $1,911,511 consisting of $1,250,000 in cash, $350,000 in Common

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

Stock (50,378 shares), a $250,000 three-year note payable, and $61,511 in direct costs. In connection with this acquisition, $3,100,330 was recorded as goodwill, which is being amortized over 25 years, and $300,000 was recorded as the value of a covenant not to compete, which is being amortized over the 11 year contractual obligation of the physician not to compete. The acquisition was recorded under the purchase method of accounting. AMCS, WMPS and AMCP serve approximately 13,000 managed care enrollees in the Phoenix metropolitan area.

     During 1995, the Company acquired the assets and certain liabilities of two physician practices. The aggregate purchase price of these practices was $2,492,500 of which $1,817,731 was classified as goodwill which is being amortized over 25 years, and $295,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete, ranging from 10 to 13 years. These acquisitions were accounted for under the purchase method of accounting.

16. TEXAS ACQUISITIONS

     Effective November 1, 1995, the Company acquired all of the outstanding stock of GMSO and OPSU in San Antonio, Texas. The purchase price was $21,512,824, consisting of $14,710,404 in cash, $1,571,496 in Common Stock
(175,097 shares), $5,000,000 in notes payable, and $230,924 in direct costs.
The Company also loaned to two key employees of GMG and GMSO a total of $660,000 to be repaid over three years. In connection with this acquisition, $19,983,491 was recorded as goodwill, which is being amortized over 25 years, and $1,900,000 was recorded as the value of a covenant not to compete, which is being amortized over the 15 year contractual obligation of the physician not to compete. The acquisition was recorded under the purchase method of accounting. GMSO, OPSU, and GMG serve approximately 38,000 managed care enrollees in the San Antonio area.

17. CALIFORNIA ACQUISITIONS

     During 1995, the Company acquired the assets and certain liabilities of 14 physician practices, and a Professional Corporation concurrently employed 22 additional physicians. The aggregate purchase price (including direct costs) of these practices was $8,434,701 of which $6,121,916 was classified as goodwill, which is being amortized over 25 years, and $1,743,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete, ranging from five to 11 years. These acquisitions were accounted for under the purchase method of accounting.

18. STERLING HEALTHCARE GROUP, INC. ("STERLING") ACQUISITIONS

     Sterling consummated the following acquisitions in 1994 and 1995 which have been accounted for using the purchase method of accounting for financial reporting purposes. Accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the date of the acquisitions. In addition, the results of operations of the companies acquired have been included in the results of operations of Sterling from the date of acquisition.

     In January 1995, the Sterling acquired the assets of the Skylark Outpatient Clinic from Patient Services of America, Inc. ("Skylark"). In addition to the acquisition, Sterling entered into a consulting agreement with one of Skylark's shareholders. In consideration for the acquisition and consulting agreement, Sterling issued an aggregate of 154,305 shares of Sterling's Common Stock, valued at $1.5 million and $1.5 million in cash. Skylark, headquartered in Ocala, Florida operates a primary care medical facility at that location. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $3.0 million and is being amortized on a straight-line basis over 17 years.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

     In January 1995, Sterling consummated the acquisition of Medical Networks, Inc. ("MedNet"). The purchase price consisted of Sterling issuing an aggregate of 692,114 shares of Sterling's Common Stock valued at $6.7 million, $12 million in cash, and the issuance of $3.4 million of notes payable. Sterling also granted a former MedNet shareholder options to purchase 75,000 shares of common stock at $12.00 per share vesting over a three year period. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $20.1 million and is being amortized on a straight-line basis over 40 years. MedNet, headquartered in Houston, Texas, is a medical management company contracting with 15 hospitals to provide emergency department services. MedNet also owns and operates three primary care facilities under the trade name MedStop.

     In September 1995, Sterling consummated the acquisition of Professional Emergency Physicians, P.A. ("PEP"). PEP, located in Baltimore, Maryland is a medical management company contracting with 5 hospitals to provide emergency department services. The purchase price consisted of Sterling Common Stock valued at $3,100,000 and $3,100,000 in cash. Additional consideration will be issued or paid in fiscal 1996 in consideration for the adjusted equity of PEP as defined, on the acquisition date. The agreement also allows for contingent consideration on the two year anniversary date as defined in the agreement. Sterling also granted to certain PEP shareholders options to purchase Sterling Common Stock. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $6,600,000 and is being amortized on a straight-line basis over 25 years.

     In July 1994, Sterling acquired Regional Emergency Services, Inc. ("Regional"), a Birmingham, Alabama based company engaged in providing physician contract management services to 14 hospital emergency departments located in Alabama, Mississippi, and Tennessee. The purchase price consisted of Sterling Common Stock valued at $1,400,000 and $400,000 in cash. The excess purchase price over the estimated fair values of the net assets acquired was recorded as goodwill in the amount of $1,900,000 and is being amortized on a straight-line basis over 25 years.

     In November 1994, Sterling consummated the acquisition of Physician Services, Inc. dba Physician Services of America and Brightstar Communications, Inc. (collectively "PSA"). The purchase price consisted Sterling Common Stock valued at $1,400,000 and $1,600,000 in cash. The excess purchase price over the estimated fair value of the net assets acquired was recorded as goodwill in the amount of $2,600,000 and is being amortized on a straight-line basis over 40 years. Sterling also granted to certain PSA shareholders options to purchase shares of Sterling's Common Stock vesting over a period of two years. PSA, headquartered in Louisville, Kentucky, provides physician recruitment and medical management consulting to hospitals, group practices, HMO's, integrated delivery systems and insurance companies. PSA has also developed a recruiting service bureau used by hospitals to develop recruiting programs. In addition, PSA publishes Life in Medicine magazine which focuses on career opportunities for physicians.

19. LICENSURE

     In February 1995, following a dialogue with the California Department of Corporations (the "Department") regarding whether the Company's operations classified it as a health care service plan within the meaning of California law, the Company, on behalf of one of its wholly-owned subsidiaries, FSC, filed a restricted license application with the Department. Upon licensure, all of the Company's managed care activity in the State of California is expected to occur through this subsidiary. Based on discussion with the Department and the advice of its California regulatory counsel, the Company believes that it will be able to meet the requirements for licensure. Notwithstanding the foregoing, there can be no assurance that the Company's license application will be approved by the Department. The failure to receive such licensure

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

would cause the Company to alter the way the Company conducts business in the State of California and could have a material adverse effect on the future operations of the Company in the State of California.

20. UNUSUAL ITEMS

     In the fourth quarter of 1995, Sterling recorded unusual charges of $1.6 million. This amount includes a $43,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In the fourth quarter of 1995, Sterling sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $3.7 million in revenue and generated an operating loss (including the unusual items) of $2.1 million for the year.


21. SEGMENT INFORMATION



     FPA merged with Sterling, a publicly traded company based in Florida, on October 31, 1996 (See Note 22). Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital based emergency departments ("Emergency Room"). The activities related to the Primary Care Segment and the Emergency Room Segment are as follows:



                                                EMERGENCY ROOM    PRIMARY CARE     CONSOLIDATED
                                                --------------   --------------   --------------
                                                             (THOUSANDS OF DOLLARS)
    September 30, 1996
      Net revenues............................     $100,749         $188,522         $289,271
      Operating income........................        6,309            9,395           15,704
      Assets employed at year-end.............       90,659          185,261          275,920
      Depreciation and amortization...........        2,342            3,898            6,240
      Capital expenditures....................          412            3,483            3,895
    December 31, 1995
      Net revenues............................     $115,660         $ 52,691         $168,351
      Operating income........................        6,502            1,624            8,126
      Assets employed at year-end.............       78,608           73,799          152,407
      Depreciation and amortization...........        2,260            1,159            3,419
      Capital expenditures....................        1,634            3,175            4,809
    December 31, 1994
      Net revenues............................     $ 39,256         $ 18,435         $ 57,691
      Operating income........................        2,349              383            2,732
      Assets employed at year-end.............       26,742           18,310           45,052
      Depreciation and amortization...........          438              133              571
      Capital expenditures....................          499              472              971
    December 31, 1993
      Net revenues............................                      $ 13,988         $ 13,988
      Operating income........................                           169              169
      Assets employed at year-end.............                         1,632            1,632
      Depreciation and amortization...........                            51               51
      Capital expenditures....................                            40               40

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


22. SUBSEQUENT EVENTS


     The following significant events have occurred subsequent to the December 31, 1995 balance sheet date:

     CREDIT AGREEMENT -- On January 29, 1996, the Company entered into a $15,000,000 credit, security, guarantee and pledge agreement ("Credit Agreement") with two financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Fees of $150,000 were paid in connection with the Credit Agreement. On August 31, 1996, the Amended and Restated Credit, Security, Guarantee and Pledge Agreement (the "Amended Credit Agreement") was executed, pursuant to which fees of $900,000 were paid. The Amended Credit Agreement allows for borrowings up to $45,000,000. Borrowings bear interest at rates ranging from either LIBOR plus
2 1/2%, 2 3/8% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2%, as defined by the Amended Credit Agreement. The balance outstanding is due on the earlier of December 31, 1996 or the consummation of the acquisition of FHMS and Holding Company, as hereinafter defined. Periodic payments of accrued interest are due during the term of the Amended Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of Gonzaba Management Services Organization, Inc., FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and OPSU, Inc., d/b/a Gonzaba Surgery Center), and the stock of certain subsidiaries of FPA and Professional Corporations was pledged. The debt is also guaranteed by the Professional Corporations. In connection with the Amended Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase 50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At September 30, 1996, the Company had borrowed $18,421,756 under the Amended Credit Agreement.

     On June 28, 1996, FPA borrowed $8,507,760 from a third financial institution pursuant to a promissory note due on December 31, 1996 and bearing interest per annum at the higher of the interbank Federal funds rate as announced by such institution and the base rate of interest announced from time to time by such institution. Payments under such promissory note were guaranteed by Foundation Health Corporation.

     CALIFORNIA ACQUISITIONS -- Effective January 31, 1996, a Professional Corporation acquired the stock of three independent practice associations in new regions in California. All three were stock acquisitions and were financed through notes payable issued by the Company. In connection with these transactions, the Company obtained funding from the Credit Agreement for a cumulative amount of $6,400,000. The purchase price of the first acquisition, Century IPA, was $7,177,331 ($3,900,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Los Angeles, California, market. The second acquisition, VIP IPA, was made for $6,159,015 ($500,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Ventura County, California market. The purchase price of the third acquisition, FHIPA, was $10,063,654 ($7,000,000 in cash and the remainder through a ten-year note payable) and provides the FPA Network access to the Sacramento, California, market.

     In connection with these acquisitions, the Company opened new administrative offices in the Los Angeles and Sacramento areas in January, 1996. These acquisitions will be accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of tangible assets acquired will be treated as goodwill and amortized over the expected periods of future benefit to the Company.

     Effective November 29, 1996, FPA acquired all of the outstanding stock of Foundation Health Medical Services, a California corporation ( "FHMS") and FHMG/TDMC Medical Group, a California Professional Corporation ("Holding Company") from Foundation Health Corporation and certain of its affiliates (collectively, "Foundation"). FHMS provides facilities management, non-physician health care professionals

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

and other administrative and management services to Holding Company and its subsidiaries. Holding Company holds the stock of Foundation Health Medical Group, Inc., a California Professional Corporation and Thomas-Davis Medical Centers, P.C., an Arizona Professional Corporation. As consideration for the acquisitions, FPA paid approximately $200 million, comprised of $5 million in cash, $75 million in FPA Common Stock and $120 million in notes. The acquisition has accounted for using the purchase method of accounting.

     Effective July 1, 1996, the Company acquired an IPA with approximately 14,000 enrollees in Arizona for $4.0 million ($600,000 in cash and the remainder through a twelve-month note payable). The transaction has been accounted for using the purchase method of accounting.

     Effective October 1, 1996, a Professional Corporation assumed substantially all of the assets and liabilities of FPASD, owned by officers of the Company, for approximately $4.1 million. No cash was exchanged pursuant to this acquisition. The purchase price was supported by an independent valuation.

     FLORIDA ACQUISITIONS -- Effective June 1, 1996, FPA acquired all of the outstanding stock of Physicians First, Inc., a wholly owned subsidiary of Physician Corporation of America, operating 40 primary care clinics in Florida. The clinics have approximately 125 primary care physicians which provide services to approximately 80,000 enrollees. As consideration for the acquisition and a related agreement not to compete, FPA paid approximately $21,600,000, comprised of a $15,000,000 note payable by FPA, 525,000 shares of common stock and warrants to purchase up to 250,000 shares of FPA Common Stock. The acquisition has been accounted for using the purchase method of accounting.


     The following unaudited pro forma financial information presents the consolidated results of operations if the acquisition of Physicians First, Inc. had occurred as of the beginning of the periods presented after including the impact of certain adjustments, such as amortization of intangibles.




                                                                                   NINE MONTHS
                                                                     YEAR ENDED       ENDED
                                                                    DECEMBER 31,   SEPTEMBER 30,
                                                                        1995           1996
                                                                    ------------   -------------
Revenues..........................................................  $210,012,819   $308,317,575
Net income........................................................     2,614,989      7,474,696
Net income per share..............................................           .16            .36



     Effective July 1, 1996, the Company acquired an IPA with approximately 6,000 enrollees for $16.0 million ($2.4 million in cash and the remainder through a twelve-month note payable). The transaction has been accounted for using the purchase method of accounting.


     GLHP -- On March 7, 1996, FPA made an additional capital contribution of $3,000,000 to GLHP in connection with the acquisition by GLHP of a clinic health plan and a number of clinics in Michigan. The acquired plan currently services approximately 17,000 Medicaid enrollees.

     BUSINESS COMBINATION -- On October 31, 1996, FPA and Sterling consummated a business combination ("the Combination"). As a result of the Combination, each outstanding share of Sterling $.0001 par value common shares was converted to
 .951 shares of FPA, $.002 par value common stock. Sterling's shareholders were issued approximately 8,097,781 shares of FPA, representing approximately 37% of the total issued and outstanding shares of FPA after the Combination. The Combination has been accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of Sterling since June 1, 1994. Information concerning common stock and per share data has been restated on an equivalent share basis. Presented below is the effect of the pooling of interests on previously reported results of operations for the years ended December 31.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                                      1994             1995
                                                                   -----------     ------------
Revenues:
  FPA............................................................  $18,435,877     $ 52,691,955
  Sterling.......................................................   39,255,573      115,659,527
                                                                   -----------      -----------
                                                                   $57,691,450     $168,351,482
                                                                   ===========      ===========
Net income:
  FPA............................................................  $   388,313     $  1,002,462
  Sterling.......................................................    1,401,525        2,831,503
                                                                   -----------      -----------
                                                                   $ 1,789,838     $  3,833,965
                                                                   ===========      ===========

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Recent Developments...................   20
Ratio of Earnings to Fixed Charges....   21
Use of Proceeds.......................   21
Dividend Policy.......................   21
Description of Debentures.............   22
Description of Capital Stock..........   30
Certain United States Federal Income
  Tax Consequences....................   32
Selling Securityholders and Selling
  Stockholders........................   35
Plan of Distribution..................   38
Legal Matters.........................   39
Experts...............................   39
Supplemental Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  FPA MEDICAL
                [LOGO]          MANAGEMENT, INC.


                                  $80,650,000
                        6 1/2% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2001


                                8,361,371 SHARES

                                OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                            , 1997
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the amounts of expenses in connection with the issuance of the Securities offered pursuant to this Registration Statement which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.


                                                                               ESTIMATED
                                                                              -----------
    Securities and Exchange Commission Registration Fee.....................  $ 62,757.89
    Printing and Engraving Expenses.........................................       20,000
    Accounting Fees and Expenses............................................       30,000
    Legal Fees and Expenses.................................................       50,000
    Miscellaneous Fees and Expenses.........................................        7,000
              Total.........................................................  $169,757.89



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses, including attorneys' fees, actually and reasonably incurred by any such person in connection with the defense of any action or suit by reason of being or having been an officer, director, employee or agent, if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that if such action shall be by or in the right of the corporation, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which the action or suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     FPA's Certificate of Incorporation, as amended, has the following indemnification provisions:

     "SEVENTH"

     A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the

Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     FPA's By-laws similarly provide that FPA shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

     In addition, FPA has entered into individual indemnification agreements (the "Indemnification Agreements") with each of its directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

     Proceedings Other Than Proceedings by or in the Right of FPA. A director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of FPA. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of FPA to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to FPA unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

     Indemnification for Expenses of a Party Who is Wholly or Partly
Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with FPA, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, FPA shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  4.1    Indenture dated as of December 18, 1996 relating to the Company's 6 1/2% Convertible
         Subordinated Debentures due 2001*
  4.2    Registration Rights Agreement dated December 13, 1996 by and among the Company and
         Smith Barney Inc., Bear, Stearns & Co. Inc., Lehman Brothers Inc., Oppenheimer &
         Co., Inc. and Needham & Company, Inc.*
  4.3    Form of Debenture
  5.1    Opinion of Ballard Spahr Andrews & Ingersoll
 12.1    Statements re: computation of ratios
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consent of Deloitte & Touche LLP
 23.4    Consent of Stevenson, Jones, Imig, Holmaas & Kleinhans P.C.
 23.5    Consent of KPMG Peat Marwick LLP
 23.6    Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1)
 24.1    Power of Attorney (included on signature page)
 25.1    Form T-1, Statement of Eligibility and Qualification of First Union National Bank,
         as Trustee*


---------------
* Previously filed with the Commission


ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to Delaware law, the Registrant's Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which any offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             PROVIDED, HOWEVER, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 13, 1997.


                                          FPA MEDICAL MANAGEMENT, INC.


                                          By:      /s/ JAMES A. LEBOVITZ

                                            ------------------------------------
                                            Name: James A. Lebovitz
                                            Title: Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.



                  SIGNATURE                                TITLE                      DATE
---------------------------------------------   ----------------------------   ------------------

                      *                         President, Chief Executive
---------------------------------------------     Officer and Director
                  Seth Flam                       (Principal Executive
                                                  Officer)
                      *                         Executive Vice President,
---------------------------------------------     Chief Financial Officer
               Steven M. Lash                     and Treasurer (Principal
                                                  Financial Officer)

                      *                         Vice President - Finance and
---------------------------------------------     Chief Accounting Officer
               Cheryl A. Moore                    (Principal Accounting
                                                  Officer)

                      *                         Chairman of the Board of
---------------------------------------------     Directors
                Sol Lizerbram

                      *                         Director
---------------------------------------------
               Sheldon Derezin

                      *                         Director
---------------------------------------------
             Steven J. Dresnick

                      *                         Director
---------------------------------------------
                 Kevin Ellis

                                                Director
---------------------------------------------
              Michael Feinstein

                      *                         Director
---------------------------------------------
               Howard Hassman

                                                Director
---------------------------------------------
             Herbert A. Wertheim

                                                Director
---------------------------------------------
                Harvey Wilson

         *By: /s/ JAMES A. LEBOVITZ                                            February 13, 1997
---------------------------------------------
              James A. Lebovitz
       pursuant to a power of attorney
              previously filed.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
------
  4.1   Indenture dated as of December 18, 1996 relating to the Company's 6 1/2% Convertible
        Subordinated Debentures due 2001*
  4.2   Registration Rights Agreement dated December 13, 1996 by and among the Company and
        Smith Barney Inc., Bear, Stearns & Co. Inc., Lehman Brothers Inc., Oppenheimer & Co.,
        Inc. and Needham & Company, Inc.*
  4.3   Form of Debenture
  5.1   Opinion of Ballard Spahr Andrews & Ingersoll
 12.1   Statements re: computation of ratios
 23.1   Consent of Deloitte & Touche LLP
 23.2   Consent of Coopers & Lybrand L.L.P.
 23.3   Consent of Deloitte & Touche LLP
 23.4   Consent of Stevenson, Jones, Imig, Holmaas & Kleinhans P.C.
 23.5   Consent of KPMG Peat Marwick LLP
 23.6   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1)
 24.1   Power of Attorney (included on signature page)
 25.1   Form T-1, Statement of Eligibility and Qualification of First Union National Bank, as
        Trustee*


---------------

* Previously filed with the Commission